EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

FREEMAN-OAK HILL HEALTH SYSTEM
D/B/A FREEMAN HEALTH SYSTEM

March 5, 2026

TABLE OF CONTENTS

1.	PURCHASE OF ASSETS	1
1.1	Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	4
1.4	Excluded Liabilities	5
1.5	Purchase Price	7
1.6	Net Working Capital, Estimates and Audits	7
1.7	Transition Patients	9
1.8	Prorations	10
2.	CLOSING	11
2.1	Closing	11
2.2	Actions of Seller at Closing	11
2.3	Actions of Buyer at Closing	12
2.4	Frustration of Closing Conditions	13
3.	REPRESENTATIONS AND WARRANTIES OF SELLER	14
3.1	Existence and Capacity	14
3.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	14
3.3	Binding Agreement	14
3.4	Financial Statements	14
3.5	Absence of Certain Changes	15
3.6	Licenses	16
3.7	Medicare Participation/Accreditation	16
3.8	Regulatory Compliance	18
3.9	Equipment	20

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3.10	Real Property	20
3.11	Title to Other Assets	21
3.12	Employee Benefit Plans	21
3.13	Litigation or Proceedings	23
3.14	Environmental Laws	23
3.15	Taxes	24
3.16	Employee Relations	25
3.17	The Contracts	25
3.18	Supplies	26
3.19	Insurance	26
3.20	Third Party Payor Cost Reports	27
3.21	Medical Staff Matters	27
3.22	Condition of Assets	27
3.23	Experimental Procedures	27
3.24	Intellectual Property	28
3.25	Compliance Program	28
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	28
4.1	Existence and Capacity	28
4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	28
4.3	Binding Agreement	29
4.4	Availability of Funds	29
5.	COVENANTS OF SELLER PRIOR TO CLOSING	29
5.1	Information	29
5.2	Operations	30
5.3	Negative Covenants	30

5.4	Governmental Approvals	31
5.5	Antitrust Matters	31
5.6	Additional Financial Information	32
5.7	Contract Consents	32
5.8	No-Shop Clause	32
5.9	Efforts to Close	32
5.10	Employee List	33
6.	COVENANTS OF BUYER PRIOR TO CLOSING	33
6.1	Governmental Approvals	33
6.2	Antitrust Matters	33
6.3	Title Commitments and Surveys	34
6.4	Representations and Warranties Insurance	35
6.5	Efforts to Close	35
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	35
7.1	Representations/Warranties	35
7.2	Governmental Approvals	36
7.3	Title Policy	36
7.4	Actions/Proceedings	36
7.5	No Material Adverse Change	36
7.6	Insolvency	36
7.7	Material Consents	36
7.8	Vesting/Recordation	37
7.9	Information Services Agreement	37
7.10	Closing Deliveries	37
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	37

8.1	Representations/Warranties	37
8.2	Governmental Approvals	37
8.3	Actions/Proceedings	37
8.4	Insolvency	37
8.5	Closing Deliveries	38
9.	SELLER’S COVENANT NOT TO COMPETE	38
10.	ADDITIONAL AGREEMENTS	38
10.1	Allocation of Purchase Price	38
10.2	Termination Prior to Closing	38
10.3	Post-Closing Access to Information	39
10.4	Preservation and Access to Records After the Closing	39
10.5	Tax and Medicare Effect	40
10.6	Reproduction of Documents	40
10.7	Cooperation on Tax Matters	40
10.8	Cost Reports	40
10.9	Misdirected Payments, Etc.	41
10.10	Employee Matters	41
10.11	Indigent Care Policies	42
10.12	Use of Controlled Substance Permits	42
10.13	Medical Staff Matters	42
10.14	Information Services Agreement	43
10.15	Transition Services Agreement	43
10.16	Billing and Collection Agreement	43
10.17	License Agreement	43
10.18	Access to Records Including as to Recovery and Audit Information	43

10.19	Continuation of Insurance	43
10.20	Quality Reporting	44
10.21	Telephone Access	44
10.22	Guaranties	44
10.23	Use of Excluded Marks	44
10.24	Outreach Laboratory Services	45
11.	INDEMNIFICATION	45
11.1	Indemnification by Buyer	45
11.2	Indemnification by Seller	45
11.3	Limitations	46
11.4	Notice and Control of Litigation	46
11.5	Notice of Claim	47
11.6	Mitigation	47
11.7	Exclusive Remedy	47
11.8	Additional Matters	48
11.9	Compliance Matters	48
12.	MISCELLANEOUS	48
12.1	Schedules and Exhibits	48
12.2	Additional Assurances	49
12.3	Consented Assignment	49
12.4	Consents, Approvals and Discretion	49
12.5	Legal Fees and Costs	49
12.6	Choice of Law	50
12.7	Benefit/Assignment	50
12.8	No Brokerage	50

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12.9	Cost of Transaction	50
12.10	Confidentiality	50
12.11	Public Announcements	51
12.12	Waiver of Breach	51
12.13	Notice	52
12.14	Severability	52
12.15	Gender and Number	52
12.16	Divisions and Headings	52
12.17	Survival	53
12.18	Affiliates	53
12.19	Material Adverse Effect	53
12.20	Waiver of Jury Trial	53
12.21	Accounting Date	54
12.22	No Inferences	54
12.23	Limited Third Party Beneficiaries	54
12.24	Entire Agreement/Amendment	54
12.25	Risk of Loss	54
12.26	Other Definitions	55

EXHIBITS

Description Exhibit

Seller Entities A

Buyer Entities B

Hospitals C

Limited Power of Attorney D

Information Technology Transition Services Agreement and BAA E

Hospital Transition Services Agreement F

Billing and Collection Agreement G

License Agreement for Policy and Procedure Manuals H

SCHEDULES

Description Schedule

Owned Real Property 1.1(a)(i)

Leased Real Property 1.1(a)(ii)

Contracts 1.1(g)

Excluded Assets 1.2

Capital Lease Obligations 1.3

Excluded Liabilities 1.4(c)

Estimated Net Working Capital 1.6

Financial Statements 3.4

Certain Post-Balance Sheet Results 3.5

Licenses 3.6

Medicare Participation/Accreditation 3.7

Regulatory Compliance 3.8

Real Property – Compliance with Laws 3.10(a)

Real Property – Zoning 3.10(b)

Real Property – Tenant Leases 3.10(c)

Real Property – Rent Roll 3.10(d)

Real Property – Eminent Domain 3.10(e)

Employee Benefit Plans 3.12

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations 3.16

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Americans with Disabilities Act 3.22

Intellectual Property 3.24

Compliance Program 3.25

No Brokerage 12.8

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GLOSSARY OF DEFINED TERMS

Defined Term Section

Accounting Firm 1.6(c)

Accreditations 3.7(b)

ACO 1.2(c)

Acquired Company 1.1(k)

Affiliate 12.18

Aggregate Damage 12.25(a)

Agreement Introduction

Antitrust Laws 5.5

Assets 1.1

Assignment and Assumption Agreement 2.2(c)

Assignments of Leases 2.2(a)

Assumed Liabilities 1.3

Balance Sheet Date 3.4(a)

Basket Amount 11.3

Benefit Plans 3.12(a)

Billing and Collection Agreement 2.2(l)

Breach 3.8(b)

Business Associate Agreement 2.2(j)

Buyer Introduction

Buyer Employees 10.10(a)

Buyer Entities Recital B

Buyer Plans 10.10(a)

Buyer Indemnified Parties 11.2

Casualty Termination Notice 12.25(a)

CERCLA 3.14

CIN 1.2(c)

CIN Interest 1.1(k)

CJR 1.2(c)

Closing 2.1

Closing Date 2.1

CMS 3.7(g)

Compliance Matter 11.9

Contracts 1.1(g)

Decision Date 12.25(b)

Deeds 2.2(a)

DRG Transition Patients 1.7(a)

DSH 1.2(c)

Effective Time 2.1

Employee List 5.10

Environmental Laws 3.14

ERISA 3.12(a)

ETO/PTO 5.10

Excluded Assets 1.2

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Excluded Liabilities 1.4

Excluded Marks 1.2(g)

Facilities Recital D

Financial Statements 3.4

FTC 5.5

Fundamental Representations 12.17

GAAP 1.6(a)

Government Entity 3.8

Government Programs 3.7(a)

Hospital Leased Real Property 3.10

Hospitals Recital C

HQI Program 3.7(g)

Immaterial Contracts 3.17

Indemnified Party 11.4

Indemnifying Party 11.4

Independent Consultant 12.25(a)

Information Services Agreement 2.2(j)

Initial Employee Census Date 5.10

Intellectual Property 3.24

Interim Billings 1.7(b)

IQI 1.2(c)

Justice Department 5.5

Labcorp 10.24

Leased Real Property 1.1(a)

License Agreement 2.2(l)

Losses 11.1

MAC 1.4(e)

Material Adverse Effect 12.19

Material Consents 7.7

Medicare Transition Agreement 2.2(n)

MIC 1.4(e)

MSSP 1.7(c)

Net Working Capital 1.6(a)

Non-Fundamental Cap 11.3

Objections 6.3(c)

ORYX 3.7(g)

Owned Real Property 1.1(a)

Permitted Encumbrances 3.10

PHI 3.8(b)

PIP 1.7(c)

Practitioners 3.7(a)

PSC 1.4(e)

Purchase Price 1.5

QNet 3.7(g)

R&W Policy 6.4

RAC 1.2(c)

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RCRA 3.14

Real Property 1.1(a)

SARA 3.14

Seller Introduction

Seller Cost Reports 10.8

Seller Entities Recital A

Seller Guaranty 10.22

Seller Indemnified Parties 11.1

State Health Agency 3.6

Submittal Date 12.25(b)

Surveys 6.3(b)

Survival Period 12.17

SWDA 3.14

Tax Return 3.15(f)

Taxes 3.15(f)

Termination Notice 12.1

Title Commitments 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policies 6.3(a)

Transition Patients 1.7

Transition Services 1.7

Transition Services Agreement 2.2(k)

WARN Act 3.16(c)

ZPIC 1.4(e)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 5, 2026, by and between CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), and FREEMAN-OAK HILL HEALTH SYSTEM D/B/A FREEMAN HEALTH SYSTEM, a Missouri nonprofit corporation (“Buyer”).

RECITALS:

A. Seller owns or controls, directly or indirectly, the organizations listed on Exhibit A attached hereto (each a “Seller Entity” and together the “Seller Entities”).

B. Buyer owns or controls, directly or indirectly, the organizations listed on Exhibit B attached hereto (each a “Buyer Entity” and together the “Buyer Entities”).

C. The Seller Entities directly or indirectly own and operate or lease and operate each of the hospitals set forth on Exhibit C attached hereto (each a “Hospital” and together the “Hospitals”).

D. Seller desires to cause the Seller Entities to sell to the Buyer Entities and Buyer desires to cause the Buyer Entities to purchase substantially all of the assets of the Seller Entities which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospitals, together with certain related businesses including medical office buildings, outpatient care facilities, physician clinics, medical clinics, specialty clinics, walk-in clinics, urgent care clinics and physician practices (collectively with the Hospitals, the “Facilities”), on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Seller agrees to cause the Seller Entities to sell, convey, transfer, assign and deliver to the Buyer Entities, and Buyer agrees to cause the Buyer Entities to purchase, all right, title and interest of the Seller Entities in and to all of the assets owned or used by the Seller Entities in connection with the operation of the Facilities, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Permitted Encumbrances (hereinafter defined) and the Assumed Liabilities (hereinafter defined), other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple title to the real property described on Schedule 1.1(a)(i) hereto, together with all right, title and interest of the Seller Entities in and to all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and leasehold title to the real property that is leased by the Seller Entities pursuant to the leases described on Schedule 1.1(a)(ii) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings of the Seller Entities;

(c) all supplies and inventory used or held for use in respect of the Facilities;

(d) assumable deposits and prepaid expenses that have continuing value to the Buyer Entities;

(e) all claims of the Seller Entities against third parties to the extent such claims relate to the condition of the Assets and, to the extent assignable, all warranties (express or implied) and guaranties (express or implied) and rights and claims assertable by (but not against) the Seller Entities related to the Assets;

(f) to the extent legally transferable, all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files, and current personnel records);

(g) all rights and interests in the contracts, commitments, leases, licenses and agreements listed on Schedule 1.1(g) hereto and all Immaterial Contracts (hereinafter defined) (the contracts being assigned are referred to herein collectively as the “Contracts”);

(h) all licenses and permits, to the extent legally assignable, held by the Seller Entities relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved approvals from any relevant Government Entity (as defined herein));

(i) the trade names, trademarks, service marks (or variations thereof), domain names, social media account handles (but not content), copyrights and related proprietary rights listed in Schedule 3.24, all goodwill associated therewith, and all applications or registrations associated therewith;

(j) to the extent legally transferable, all provider numbers;

(k) all of the issued and outstanding membership interests (the “CIN Interest”) in Northwest-Sparks Quality Alliance, LLC, a Delaware limited liability company d/b/a “Community Quality Alliance” (the “Acquired Company”);

(l) all Acquired Company receivables, but only to the extent included in the determination of Net Working Capital;

(m) all goodwill associated with the Facilities and the Assets;

(n) petty cash;

(o) other (non-patient) receivables; and

(p) all other property of every kind, character or description owned, leased or licensed by the Seller Entities and used or held for use in the business of the Facilities or the Assets.

1.2 Excluded Assets. Those assets of the Seller Entities described below, together with any assets described on Schedule 1.2 hereto, shall be retained by the Seller Entities (collectively, the “Excluded Assets”) and shall not be conveyed to the Buyer Entities:

(a) cash, cash equivalents and marketable securities (except petty cash);

(b) board-designated, restricted and trustee-held or escrowed funds (such as funded depreciation, debt service reserves, working capital trust assets, and assets and investments restricted as to use) and accrued earnings thereon;

(c) to the extent not included in the determination of Net Working Capital, all amounts payable to the Seller Entities in respect of third party payors pursuant to retrospective settlements including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Seller Entities for periods prior to the Effective Time, retrospective payment of claims that are the subject of Medicare Recovery Audit Contractor (“RAC”) appeals, all payments associated with any Medicare Accountable Care Organizations (“ACO”), clinically integrated networks (“CIN”), or the Medicare Comprehensive Care for Joint Replacement Model (“CJR”), and all payments for periods prior to the Effective Time related to all Medicaid payments and programs, including but not limited to Hospital Access Payments, Disproportionate Share (“DSH”), Medical Education, inpatient and outpatient rate adjustments, cost settlement payments, and Inpatient Quality Incentive (“IQI”), and all appeals and appeal rights of the Seller Entities relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(d) all Seller Entity records relating to (i) litigation files and records, cost report records relating to periods of time prior to Closing, tax returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities to the extent that the applicable Buyer Entity does not need the same in connection with the operation of the Facilities, as well as all records which by Law the Seller Entities are required to maintain in their possession;

(e) prepaid insurance, prepaid assets (including trust and insurance policies) dedicated to the Seller Entities’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses);

(f) all accounts receivable arising from the rendering of services to patients at the Facilities, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time, including those amounts paid to Seller pursuant to Section 1.7;

(g) any and all names, symbols, trademarks, logos or other symbols used in connection with the Facilities and the Assets which include the names “Northwest,” “CHS,”

“Community Health Systems,” “HMA,” “Health Management Associates” or any variants thereof or any other names which are proprietary to Seller or its Affiliate (the “Excluded Marks”);

(h) any computer software and programs which are proprietary to Seller or its Affiliates;

(i) receivables from or obligations with Seller or its Affiliates;

(j) the Seller Entities’ insurance proceeds arising from pre-Effective Time incidents and the Seller Entities’ assets held in connection with any self-funded insurance programs and reserves, if any;

(k) any claims of the Seller Entities against third parties to the extent that such claims relate to the operation of the Facilities prior to the Effective Time or to the Excluded Assets or Excluded Liabilities;

(l) all of Seller’s or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(m) all rights in connection with and the assets of the Seller Entities’ employee benefit plans;

(n) all assets relating to home health or hospice operations;

(o) all national or regional contracts of Seller or any Affiliate which are made available to any of the Facilities by virtue of the Facilities being an Affiliate of Seller;

(p) the electronic funds transfer accounts of the Facilities;

(q) all rights of the Seller Entities in any contracts, commitments, leases and agreements which are not included in the Contracts;

(r) any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time; and

(s) non-assumable deposits and prepaid expenses that have continuing value to the Seller Entities.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyer shall cause the Buyer Entities to assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of the Seller Entities:

(a) all obligations accruing from and after the Effective Time with respect to the Contracts but only to the extent that such obligations (i) relate to periods on or after the Effective Time; (ii) do not arise out of or relate to any failure to perform, improper performance, warranty or other breach, default or violation by any of the Seller Entities or any of their respective Affiliates on or prior to the Effective Time; and (iii) do not arise out of or relate to any event, circumstance or condition occurring or existing prior to the Effective Time that, with notice or lapse of time, would constitute or result in a breach or default thereof (whether known or unknown);

(b) the capital lease obligations set forth on Schedule 1.3 hereto;

(c) all obligations and liabilities as of the Effective Time in respect of accrued vacation or holiday pay of employees at the Facilities who are hired by the Buyer Entities as of the Effective Time, and related taxes, but only to the extent included in the determination of Net Working Capital; and

(d) all Acquired Company payables, but only to the extent included in the determination of Net Working Capital.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the Buyer Entities shall not assume and under no circumstances shall the Buyer Entities be obligated to pay or assume, and none of the assets of the Buyer Entities shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of the Seller Entities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability that is not an Assumed Liability or that arises out of or relates to any Excluded Asset;

(b) claims or potential claims for medical malpractice or general liability relating to acts or omissions asserted to have occurred prior to the Effective Time;

(c) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d) any debts, expenses, liabilities, or obligations associated with or arising out of any of the Excluded Assets;

(e) to the extent not included in the determination of Net Working Capital, any liabilities and obligations of the Seller Entities in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, including, without limitation, any claims, recoupments, offsets or set-offs by any third party payor due to any overpayments, duplicate payments, fraud or incorrect billing; and including, without limitation, in respect of any cost report, any audit under the Medicare Recovery Audit Contractors (“RAC”) program, Medicaid Integrity Contractors (“MIC”) program, Medicare Zone Program Integrity Contractors (“ZPIC”) program, Medicare Program Safeguard Contractors program (“PSC”), or Medicare Administrative Contractors (“MAC”) program or any noncompliance with applicable Law or contractual obligations related to the billing or collection of services, any ACOs, CINs, CJR, and any liability arising pursuant to the Medicare, Medicaid (including, but not limited to, Hospital Access Payments, DSH, Medical Education, inpatient and outpatient rate adjustments, cost settlement payments, and IQI), CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(f) federal, state or local tax liabilities or obligations of the Seller Entities in respect of periods prior to the Effective Time or resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Facilities of such employees’ right to vacation, sick leave, and holiday benefits accrued while in the employ of the Seller Entities (provided, however, that this clause (f) shall not apply to any and all taxes payable with respect to any employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(g) liability for any and all claims by or on behalf of the Seller Entities’ employees relating to periods prior to the Effective Time including, without limitation, liability for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses, accrued vacation, paid time off, or sick leave, or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability arising out of or relating to the classification of any individual as an independent contractor, consultant, or otherwise, rather than as an employee, liability for any discrimination, harassment, and/or wrongful termination claim under state or federal Law, EEOC claim, ADA claim, ADEA claim, FMLA claim, PWFA claim, Title VII claim, EPA claim, USERRA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim, any liabilities or obligations to former employees of the Seller Entities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, liability for any violations of the Worker Adjustment and Retraining Notification (WARN) Act, and liability for any other claim arising out of or related to the employee’s employment or the termination thereof (provided, however, that this clause (g) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations and audits of, or claims or actions against, the Seller Entities or any of their Affiliates or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time;

(i) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of the Seller Entities, their Affiliates or, to the extent related to their services to the Seller Entities, their directors, officers, employees, contractors, vendors and agents alleged or claimed to have violated any constitutional provision, statute, ordinance or other Law, rule, regulation or order of any Government Entity;

(j) liabilities or obligations arising out of any breach by the Seller Entities prior to the Effective Time of any Contract;

(k) liabilities or obligations arising as a result of any breach by the Seller Entities at any time of any contract or commitment that is not expressly assumed by the Buyer Entities in this Agreement;

(l) any debt, obligation, expense, or liability of the Seller Entities arising out of or incurred solely as a result of any transaction of the Seller Entities occurring after the Effective Time;

(m) any liabilities or obligations of any of the Seller Entities arising out of or relating to any violation of any Laws, including, without limitation, any Healthcare Laws; and

(n) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing, identified on Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be One Hundred Twelve Million Dollars ($112,000,000), plus the Net Working Capital (as defined in Section 1.6(a)) of the Seller Entities as of the last day of the calendar month immediately preceding the Effective Time, and minus the restated amount of the capitalized leases set forth on Schedule 1.3. The Purchase Price shall be calculated as of the Closing based upon the estimated Net Working Capital (as determined in accordance with Section 1.6(b)). The Purchase Price shall be adjusted after the Closing in accordance with Section 1.6(a) to reflect the actual Net Working Capital as of the Effective Time (as determined in accordance with Section 1.6(b)). The Purchase Price shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Seller.

1.6 Net Working Capital, Estimates and Audits.

(a) Net Working Capital. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of the Seller Entities conveyed to the Buyer Entities pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of the Seller Entities assumed by the Buyer Entities pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities) but only to the extent set forth on Schedule 1.6(b), all as determined in accordance with generally accepted accounting principles (“GAAP”). In any case with respect to the computation of Net Working Capital (i) the following shall be included in current assets: petty cash, prepaid expenses and deposits (to the extent assumable), supplies and inventory, and the Acquired Company receivables, and (ii) the following shall be included in current liabilities: accrued vacation or holiday pay, and the Acquired Company payables.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the mutually agreed upon Net Working Capital as of December 31, 2025, together with the principles, specifications and methodologies used in determining such Net Working Capital. At least ten (10) business days prior to Closing, Seller shall deliver to Buyer a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Net Working Capital as of December 31, 2025, as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90)

days after the Closing, Seller shall deliver to Buyer its determination of the Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (following the same principles, specifications and methodologies used to determine the Net Working Capital as set forth on Schedule 1.6 and the estimated Net Working Capital as of the Closing). Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit Net Working Capital computations. Should Buyer disagree with Seller’s determination of Net Working Capital, it shall notify Seller within sixty (60) days after Seller’s delivery of its determination of Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Buyer’s delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Purchase Price shall be increased or decreased based on actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyer to Seller, and any decrease shall be paid in cash to Buyer by Seller.

(c) Dispute of Adjustments. In the event that Seller and Buyer are not able to agree on the actual Net Working Capital within thirty (30) days after Buyer’s delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to PricewaterhouseCoopers, or if PricewaterhouseCoopers is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Buyer, and such Accounting Firm’s fees and expenses shall be borne equally by Seller and Buyer.

(d) Physical Inventory. If requested by Buyer at least ten (10) business days prior to the Closing, Seller shall cause a physical inventory to be taken of the inventory and supplies on hand at the Hospitals by employees or representatives of Seller or its Affiliates as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall permit representatives or employees of Buyer to observe such inventory process. All inventory items shall be valued at cost on a first-in first-out basis. The parties acknowledge that the inventory to be taken pursuant to this Section 1.6(d) will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory may not be available until sometime after the Closing Date. Accordingly, the parties agree that for purposes of determining the estimated Net Working Capital as of the Closing Date, inventory with respect to the operation of the Hospitals shall be calculated as reflected by the latest available unaudited balance sheets of the Seller Entities if the results of such inventory are not available. For purposes of determining the actual Net Working Capital, inventory shall be valued as determined pursuant to this Section 1.6(d).

1.7 Transition Patients. To compensate the Seller Entities for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted as inpatients to the Hospitals prior to the Effective Time but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a) As soon as practicable after the Closing Date, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). The Buyer Entities shall pay to the Seller Entities an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by the Buyer Entities or the Seller Entities) per the remittance advice received by the Buyer Entities on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by the Seller Entities, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by the Seller Entities and the Buyer Entities both up to and after the Effective Time, minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to the Seller Entities.

(b) As of Effective Time, cut-off billings (“Interim Billings”) for all Transition Patients not covered by Section 1.7(a) shall be prepared and sent following the discharge of the patient from the Hospital. Any payments received by either the Buyer Entities or the Seller Entities for such Interim Billings are the property of the Seller Entities and shall be paid to the Seller Entities, when and as received by the Buyer Entities, within ten (10) business days of receipt.

(c) If the Buyer Entities receive any amounts from the Medicare, Medicaid, TRICARE or other third party payor program (including, but not limited to the Medicare Shared Savings Program (“MSSP”), Hospital Access Payments and Assessment Fees, inpatient rate adjustments, outpatient reimbursement adjustments, IQI, Medicaid cost settlement payments, DSH, Medical Education, periodic interim payments (“PIP”) and such amounts do not relate to those which were included in the determination of Net Working Capital, bi-weekly payments for Medicare bad debt, payments for costs paid for on a pass-through basis, such as capital costs, and MIPS or other MACRA-based payments) associated with the operation of the Hospitals or the Facilities prior to the Effective Time, the Buyer Entities shall tender the amount applicable to the period up to the Effective Time to the Seller Entities weekly. If the Seller Entities receive any amounts from the Medicare, Medicaid, TRICARE or any other third party payor program (including, but not limited to MSSP, Hospital Access Payments and Assessment Fees, inpatient rate adjustments, outpatient reimbursement adjustments, IQI, Medicaid cost settlement payments, DSH, Medical Education, PIP, bi-weekly payments for Medicare bad debt, payments for costs paid for on a pass-through basis, such as capital costs, and MIPS or other MACRA-based payments), associated with the operations of the Hospitals or any Facilities relating to periods after the Effective Time, the Seller Entities shall tender the same to the Buyer Entities weekly. It is the intent of the parties that the Buyer Entities and the Seller Entities shall receive any and all amounts related to any other Medicare, Medicaid, TRICARE or other third party payor program, such as MSSP, Hospital Access Payments and Assessment Fees, inpatient rate adjustments, outpatient reimbursement adjustments, IQI, Medicaid cost settlement payments, DSH, Medical Education, PIP, bi-weekly payments for Medicare bad debt, payments for costs paid for on a pass-through basis, such as capital costs, and MIPS or other MACRA-based payments applicable to the period of time the Hospitals or the Facilities were owned by such party, calculated as the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospitals or the Facilities were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor may apply biweekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospitals or the Facilities in accordance with the methodology delineated above.

(d) Buyer shall cause the Acquired Company to make distributions of shared savings, care coordination fees and quality-based payments to participants as provided in the 2024 Distribution Plan, the 2025 Distribution Plan and the 2026 Distribution Plan, respectively, all of which have been provided by Seller to Buyer. It is the intent of the parties that Seller and Buyer shall receive any and all shared savings, care coordination fees and quality-based payments (and shall be responsible for any and all risk share payments, retroactive adjustments and all amounts owed or paid, after application of any reserves of the Acquired Company) applicable to the period of time the Hospitals or the Facilities were owned by such party, calculated as the payment (or deficit) multiplied by a fraction, the numerator of which shall be the number of days the Hospitals or the Facilities were owned by the party during the performance period attributable to the payment (or deficit), and the denominator of which shall be the total number of days attributable to the payment (or deficit). All distributions by the Acquired Company shall be in accordance with the timeframes and processes contemplated by the Acquired Company participating provider agreements. For purposes of clarity, the Acquired Company participants shall not be third party beneficiaries of this Agreement.

(e) All payments required by this Section 1.7 shall be made within ten (10) business days of a party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by the other party. In the event that the Buyer Entities and the Seller Entities are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be determined through the binding process provided in Section 1.6(c) at the joint equal expense of the Buyer Entities and the Seller Entities.

1.8 Prorations. Except as otherwise provided herein (for example, with respect to the determination of Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), the Seller Entities and the Buyer Entities shall prorate as of the Effective Time any amounts which (i) are paid by the Seller Entities prior to the Closing Date that are allocable, in whole or in part, to periods on or after the Closing Date, or (ii) become due and payable on or after the Closing Date, in each case, with respect to (a) the Contracts, (b) real and personal property taxes, and similar recurring taxes and assessments, if any, on the Assets that are accrued during the calendar year of the Closing (which shall be prorated as of the Closing), and (c) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on May 29, 2026, or at such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) Deeds containing special warranty of title, fully executed by each applicable Seller Entity in recordable form, conveying to each applicable Buyer Entity fee title to the Owned Real Property (the “Deeds”) (the exact legal description from the applicable Seller Entity’s vesting deed(s) to govern and be included in the Deeds (less and except any property conveyed by the applicable Seller Entity prior to the date hereof); provided, that, upon Buyer’s request, Seller also shall deliver a quit claim deed containing the legal description determined by the Surveys), and Assignments of Leases, fully executed by each applicable Seller Entity, assigning to each applicable Buyer Entity leasehold title to the Leased Real Property (the “Assignments of Leases”), subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b) A General Assignment, Conveyance and Bill of Sale, fully executed by each applicable Seller Entity, conveying to each applicable Buyer Entity all of the Seller Entity’s right, title and interest in the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities;

(c) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller Entity, conveying to each applicable Buyer Entity the Seller Entity’s interest in the Contracts;

(d) Copies of corporate resolutions duly adopted by the Board of Directors of Seller and each Seller Entity, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller and each Seller Entity;

(e) Certificate of the President or a Vice President of Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Seller and each Seller Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Seller and each Seller Entity from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

(h) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(i) A standard form owner’s affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policies (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j) An Information Technology Transition Services Agreement in substantially the form attached hereto as Exhibit E (the “Information Services Agreement”) and the Business Associate Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by an Affiliate of Seller;

(k) A Hospital Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), fully executed by an Affiliate of Seller;

(l) A Clinic Billing and Collection Agreement in substantially the form attached hereto as Exhibit G (the “Billing and Collection Agreement”), fully executed by an Affiliate of Seller;

(m) A License Agreement for Policy and Procedure Manuals in substantially the form attached hereto at Exhibit H (the “License Agreement”), fully executed by an Affiliate of Seller;

(n) A Medicare Transition Agreement in a form reasonably acceptable to Seller and Buyer with respect to each Part A provider (each a “Medicare Transition Agreement”), fully executed by each applicable Seller Entity;

(o) A certification (in such form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(p) An assignment of membership interest pursuant to which QHC of Springdale, Inc. assigns the CIN Interest to Buyer;

(q) Tax clearance letters from the Arkansas Department of Finance and Administration for each Seller Entity; and

(r) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) An amount equal to the Purchase Price in immediately available funds;

(b) The Assignment of Leases, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(c) The Assignment and Assumption Agreements, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the Contracts and the Assumed Liabilities as provided in this Agreement;

(d) Copies of resolutions duly adopted by the Board of Directors of Buyer and each Buyer Entity authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and each Buyer Entity;

(e) Certificate of the President or a Vice President of Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Buyer and each Buyer Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Buyer and each Buyer Entity from the state in which each is incorporated or formed, dated the most recent practical date prior to Closing;

(h) The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyer or its Affiliates(s), as applicable;

(i) The Transition Services Agreements, fully executed by Buyer or its Affiliates, as applicable;

(j) The Billing and Collection Agreement, fully executed by Buyer or its Affiliates, as applicable;

(k) The License Agreement, fully executed by Buyer or its Affiliates(s), as applicable;

(l) A Medicare Transition Agreement for each Part A provider, fully executed by each applicable Buyer Entity; and

(m) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 2, 7 or 8 of this Agreement to be satisfied if such failure was caused, in and of itself, by such party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Sections 5.9 and 6.5.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller represents and warrants to Buyer and the Buyer Entities the following:

3.1 Existence and Capacity. Seller is a corporation, duly organized and validly existing in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. Each Seller Entity is a limited partnership, limited liability company or corporation, duly organized and validly existing in good standing under the Laws of the state of its formation or incorporation, as the case may be. Each Seller Entity has the requisite power and authority to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller and all other agreements referenced herein, or ancillary hereto, to which Seller is or will be a party, and the consummation by Seller and each Seller Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate Law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 5.4 and 5.5, do not require any approval or consent required to be obtained by Seller of, or filing required to be made by Seller with, any Government Entity or authority bearing on the validity of this Agreement which is required by Law or the regulations of any such agency or authority;

(c) assuming the receipt of any consents required pursuant to the Contracts, will neither conflict with, nor result in any breach, violation or contravention of, or the creation of any default, lien, charge, or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound or to which any of the Assets may be subject;

(d) will not violate any statute, Law, rule, or regulation of any Government Entity to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which Seller or any of the Seller Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and/or such Seller Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of the Seller Entities (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of January 31, 2026 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the one-month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2025 and 2024.

Except as set forth in Schedule 3.4, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller Entity as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller Entity for the periods indicated thereon. Except as disclosed on Schedule 3.4, none of the Seller Entities has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements of a Seller Entity in accordance with GAAP except for (i) liabilities reflected or reserved against in the Financial Statements (including the notes thereto) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (hereinafter defined);

(b) material damage, destruction, or loss (whether or not covered by insurance) affecting the Hospitals or the Facilities or other Assets with a net book value exceeding Fifty Thousand Dollars ($50,000.00), individually or in the aggregate;

(c) threatened employee strike, work stoppage, or labor dispute pertaining to the Hospitals or the Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Twenty-Five Thousand Dollars ($25,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e) general increases in the compensation payable by the Seller Entities to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, retention, severance, insurance, pension, profit-sharing or other employee benefit plan, severance pay, remuneration or arrangements made to, for or with such employees;

(f) changes in the accounting methods or practices employed by the Seller Entities, or changes in depreciation or amortization policies;

(g) material changes in the scope of material patient care services or a reduction in the licensed bed count at any of the Facilities;

(h) material transaction pertaining to any of the Facilities by any Seller Entity outside the ordinary course of business;

(i) material change in the rates charged by the Seller Entities or for the professional services of the licensed providers whose practice activities are carried on via the Hospitals, other than those made in the ordinary course of business;

(j) entry into any other material transaction by any Seller Entity pertaining to the Hospitals outside the ordinary course of business (other than those contemplated by this Agreement);

(k) material adjustment or write-off in accounts receivable or reduction in reserves for accounts receivable with respect to the Hospitals outside the ordinary course of business;

(l) change in the composition of the medical staffs of the Hospitals, other than normal turnover occurring in the ordinary course of business; or

(m) agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6 Licenses. Each Facility is duly licensed pursuant to the applicable Laws of the state in which it is located and is in compliance in all material respects with all state and local licensure rules and regulations. The pharmacies, laboratories, and all other ancillary departments owned or operated by the Seller Entities and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are duly licensed by the appropriate licensing agency (the “State Health Agency”). The Seller Entities have all material licenses, registrations, permits, and approvals which are needed to operate the businesses owned or operated by them at the Facilities. Seller has delivered to Buyer an accurate list (Schedule 3.6) of all such licenses, registrations, permits and approvals owned or held by the Seller Entities relating to the ownership, development, or operation of the Facilities or the Assets, all of which are now and as of the Closing shall be in good standing.

3.7 Medicare Participation/Accreditation.

(a) Each Hospital is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs (“Government Programs”), has current and valid provider contracts with such programs, is in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Hospital. To the extent the Facilities bill Government Programs on behalf of physicians and other licensed or certified professional providers employed by any Seller Entity or who provide services to or at the Facilities on an independent contractor basis (each, a

“Practitioner” and, collectively, the “Practitioners”), each Facility has, and for the past six (6) years has had, valid reassignments from such Practitioners that permit such Facility to bill Government Programs.

(b) Schedule 3.7(b) sets forth an accurate and complete list of all accreditations and certifications held by the Seller Entities and the Facilities (the “Accreditations”). Except as set forth in Schedule 3.7(b), the Hospital is duly accredited, with no contingencies, by The Joint Commission, through the period set forth on Schedule 3.7(b). Except as disclosed by Seller to Buyer on Schedule 3.7(b), each Hospital is duly accredited, with no contingencies, by The Joint Commission. Copies of the most recent accreditation letters from The Joint Commission pertaining to the Hospitals have been made available to Buyer. All such Accreditations are valid, unrestricted, in good standing and in full force and effect. To the knowledge of Seller, no event has occurred or other fact exists with respect to such Accreditations that allows or, after notice or the lapse of time or both, would allow revocation or termination of any such Accreditations, or would result in any other material impairment in the rights of any holder thereof. There is no pending or, to the knowledge of Seller, threatened proceeding by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify or not renew any such Accreditation, and no such proceedings, surveys or actions are pending or, to the knowledge of Seller, threatened or imminent. Since the date of each most recent Accreditation survey, none of Seller Entities or the Facilities has made any material changes in policy or operations that, to the knowledge of Seller, would be reasonably likely to cause any Facility to lose such Accreditation.

(c) To the knowledge of Seller, all billing practices of the Seller Entities with respect to the Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in compliance with all applicable Laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs, and neither the Seller Entities nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by Law.

(d) Neither the Seller Entities nor any of their officers, directors, managing employees, service providers or controlling shareholders are excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor to Seller’s knowledge is any such exclusion threatened.

(e) Except as disclosed by Seller to Buyer (which disclosure references this Section 3.7), neither Seller nor the Seller Entities have received any written notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs or any relator of any pending or, to Seller’s knowledge, threatened complaints, investigations or surveys relating to the Facilities. Seller has made available to Buyer copies of all accreditation survey reports, deficiency lists, statements of deficiency and plans of correction since December 31, 2024. The Seller Entities have taken or are taking all reasonable steps to correct all material deficiencies specified therein, if any.

(f) Except as disclosed by Seller to Buyer (which disclosure references this Section 3.7), no Seller Entity (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United Sates Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Government

Entity, (iii) has been, to Seller’s knowledge, within the past five (5) years the subject of any Government Entity payer program investigation conducted by any federal or state enforcement agency, (iv) is and has been, to Seller’s knowledge, within the past five (5) years a defendant in any qui tam/False Claims Act litigation, (v) during the past five (5) years has been served with or received any search warrant, subpoena, civil investigative demand, or, to Seller’s knowledge, contact letter or telephone or personal contact by or from any federal or state enforcement agency, and (vi) has to Seller’s knowledge, during the past five (5) years received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate that such Seller Entity has violated any material healthcare Law or regulation.

(g) The Seller Entities required to be registered have registered with the QNet Exchange (“QNet”) as required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”) and Seller has provided to Buyer an accurate list of such registrations (referencing this Section 3.7). The Seller Entities have submitted all quality data required under the HQI Program to CMS or its agent, and all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for all calendar quarters concluded during the last four (4) years, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance in all material respects with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. The Seller Entities have not received written notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all calendar quarters concluded during the last four (4) years, except for any quarter for which the respective reporting deadlines have not yet expired. With respect to the operation of the Facilities, neither Seller nor any Seller Entity has any outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 U.S.C. §291a, et seq.).

3.8 Regulatory Compliance.

(a) Except as disclosed by Seller to Buyer (which disclosure references this Section 3.8), the Seller Entities are in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. The Seller Entities have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. Neither the Seller Entities nor any of their employees have committed a material violation of federal or state Laws regulating fraud, including Healthcare Laws. The Seller Entities’ contracts with physicians are in compliance in all material respects with all applicable state corporate practice of medicine and fee-splitting Laws and regulations. Except as set forth on Schedule 3.8(a), no Seller Entity has, during the last six (6) years, (i) received written notice of any violation, alleged violation or potential violation of, or liability under, any Healthcare Laws, or to the effect that any Seller Entity, or any Person acting on behalf of, any Seller Entity, is or could potentially be under investigation or inquiry with respect to any violation or alleged violation of any Healthcare Law, or (ii) been subject to any actual or alleged obligation to undertake, or to bear all or any portion of the cost of, any remedial action under any Healthcare Law.

(b) Except as set forth on Schedule 3.8, each Seller Entity is, and during the past three (3) years has been, in compliance in all material respects with HIPAA. The Seller Entities have undertaken surveys, audits, inventories, reviews, analyses and/or assessments of all areas of the Facilities to the extent legally required by the HITECH Act and the administrative simplification provisions of HIPAA. To the extent the Buyer has requested, the Seller Entities have provided to Buyer accurate and complete copies of the compliance policies and/or procedures and privacy notices of the Facilities relating to HIPAA. All of the Seller Entities’ and the Facilities’ respective workforces (as such term is defined in 45 C.F.R. § 160.103) with access to “protected health information” as defined in 45 C.F.R. § 160.103 (“PHI”) have received or are scheduled to receive, in accordance with the timeframes required by HIPAA and such Seller Entity’s providers or Facilities’ respective privacy policies, training with respect to compliance with HIPAA and applicable rules and regulations promulgated thereunder. Except as set forth on Schedule 3.8, with respect to the Facilities, during the past six (6) years (i) neither Seller nor any Seller Entity has received notice of, and there are no pending or, to the knowledge of Seller or any Seller Entity, threatened proceedings with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) or any other material violation of HIPAA by any Seller Entity or any of their respective “workforce” (as such term is defined under HIPAA); (ii) no Breach, or other material violation of HIPAA by any Seller Entity or their respective “workforce” has occurred; and (iii) no successful or suspected “security incident” as defined in 45 C.F.R. § 164.304 has occurred with respect to PHI in the possession or under the control of the Seller Entities or any third parties that handle or have access to PHI on behalf of the Seller Entities. The Seller Entities have entered into business associate agreements with all third parties acting as a business associate (as defined in 45 C.F.R. § 160.103) of any the Seller Entity to the extent required by HIPAA. No Seller Entity (A) is, to the knowledge of Seller, under investigation by any Government Entity for a violation of HIPAA (except as set forth on Schedule 3.8); or (B) has received any notices from the United States Department of Health and Human Services Office for Civil Rights, the U.S. Justice Department, the FTC or the Attorney General of any state or territory of the United States relating to any such violations (except as set forth on Schedule 3.8). During the past six (6) years, there has not been any incident that would trigger a notification or reporting requirement under any HIPAA business associate agreement or HIPAA, including a Breach or Security Breach with respect to any unsecured PHI maintained by or on behalf of the Seller Entities or any third parties that handle or have access to PHI on behalf of Seller Entities, in each case with respect to the Facilities (except as set forth on Schedule 3.8).

(c) The Seller Entities are and, for the last six (6) years, have been in material compliance with all applicable Privacy and Security Requirements. Except as set forth on Schedule 3.8(c), for the last six (6) years, the Seller Entities have not, and to the Seller’s knowledge no third party that processes Protected Data for or on behalf of any Seller Entity has, experienced any actual or suspected Security Breach, and the Seller has no knowledge of any notices, complaints, claims, causes of action, or losses from any person regarding such a Security Breach. The Seller Entities have not, and no third party that processes Protected Data for or on behalf of them has, to Seller’s knowledge, received any notices or complaints, nor is subject to any claims or causes of action, from any person (including any Government Entity) regarding the processing of Protected Data or compliance with applicable Privacy and Security Requirements. Each Seller

Entity has implemented reasonable physical, technical and administrative safeguards that are reasonably designed to protect Protected Data from unauthorized access by any person, and to comply in all material respects with all applicable Privacy and Security Requirements.

3.9 Equipment. Seller has delivered to Buyer a schedule as of the Balance Sheet Date which takes into consideration all the material equipment and other tangible personal property associated with, or constituting any part of, the Facilities and the Assets.

3.10 Real Property. The Seller Entities own good and indefeasible fee simple and/or good and valid leasehold title, as the case may be, to the Real Property, subject to the Permitted Encumbrances. The Real Property will be conveyed to the Buyer Entities free and clear of any and all liens, mortgages, unpaid but due and payable Taxes, encumbrances or other restrictions except (i) any lien for taxes and assessments not yet due and payable, (ii) the Contracts assumed by the Buyer Entities, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (iv) zoning regulations and other governmental Laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vi) any encumbrances or defects that do not materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vii) any liens, encumbrances or other restrictions arising under the Contracts assumed by the Buyer Entities, and (viii) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). For purposes of this Agreement, the term “Hospital Leased Real Property” means the Leased Real Property that is leased by Siloam Springs Arkansas Hospital Company, LLC pursuant to that certain Ground Lease dated February 1, 2009, by and between the City of Siloam Springs, Arkansas, as landlord, and Siloam Springs Arkansas Hospital Company, LLC, as tenant. With respect to the Real Property:

(a) Except as set forth on Schedule 3.10(a), neither Seller nor any of the Seller Entities has received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other Law, order or regulation with respect to the Owned Real Property or the Hospital Leased Real Property, which violation has not been corrected;

(b) Except as set forth on Schedule 3.10(b), to the knowledge of the Seller, the Owned Real Property and the Hospital Leased Real Property and its operation are in material compliance with all applicable zoning ordinances (or is considered legally nonconforming or “grandfathered” thereunder;

(c) Except for the Permitted Encumbrances, (i) there are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(c), (ii) no tenants under such tenant leases have paid rent in advance for more than one month, (iii) no improvement credit or other tenant allowance of any nature is owed by any of the Seller Entities to any tenant pursuant to such tenant leases, and (iv) no landlord improvement work is required to be completed by any of the Seller Entities pursuant to such tenant leases, in each case, except as disclosed in Schedule 3.10(c);

(d) Attached to Schedule 3.10(d) is a “rent roll” which sets forth for those leases where a Seller Entity is landlord: (i) the names of then current tenants; (ii) the address of the property and the square footage leased; (iii) the expiration dates of the leases; (iv) the rental payments for the then current month under each of the leases; (v) a list of any then delinquent rental payments; (vi) a list of all tenant deposits and a description of any application thereof; and (vii) a list of all uncured material defaults by tenants or the Seller Entity under the leases known to Seller, and Seller has delivered to Buyer a true and complete copy of the leases listed on the rent roll;

(e) Except as set forth on Schedule 3.10(e), neither Seller nor any of the Seller Entities has received during the past three (3) years any written notice from any Government Entity of any existing, proposed or contemplated plans to modify or realign any street or highway, or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or the Hospital Leased Real Property that would materially and adversely affect the current use of any part of the Owned Real Property or the Hospital Leased Real Property;

(f) Seller and the Seller Entities are not a “foreign person” within the meaning of Section 1445, (F) (3) of the Internal Revenue Code of 1986, as amended;

(g) Except for this Agreement and the Permitted Encumbrances, there are no outstanding options, including rights of first offer, rights of first refusal or reversion rights, to any person to purchase any Owned Real Property, and except as set forth on Schedule 3.10(g) or as specifically identified in the leases described on Schedule 1.1(a)(ii), there are no outstanding options, including rights of first offer, rights of first refusal or reversion rights, to any Seller Entity to purchase any Leased Real Property; and

(h) Schedule 1.1(a)(ii) contains a complete list of all leases of the Leased Real Property where any Seller Entity is a lessee, sublessee, tenant, or subtenant. Seller has made available to Buyer a true and complete copy of each lease document.

3.11 Title to Other Assets. As of the Closing, the Seller Entities shall own and hold good and valid title or leasehold interests, as the case may be, to all of the tangible Assets other than the Real Property, and at the Closing the Seller Entities will assign and convey to the Buyer Entities such title or leasehold interests, as the case may be, to all of such Assets, subject only to the Permitted Encumbrances and the Assumed Liabilities. There are no outstanding rights (including any right of first refusal or right of first offer), options or contracts giving any Person any current or future right to require Seller or any Seller Entity to sell or transfer to a Person any interest in any of the Assets other than the Real Property as set forth in Section 3.10(g).

3.12 Employee Benefit Plans.

(a) Schedule 3.12 sets forth a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of the Seller Entities or pursuant to which the Seller Entities have any liability or obligation.

(b) To Seller’s knowledge, (i) each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA), (ii) there have been no prohibited transactions for which there is not a statutory exemption, breaches of fiduciary duty or other breaches or violations of any Law applicable to the Benefit Plans that could subject Buyer to any liability, (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the IRS, (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of Sections 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under Section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under Section 401(a) or 403(b) of the Code.

(c) Except as set forth on Schedule 3.12, for the past six (6) years, neither Seller, the Seller Entities nor any ERISA Affiliate of Seller or the Seller Entities sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in Section 413(c) of the Code. ERISA Affiliate shall mean any entity that would be treated as a single employer with Seller, the Seller Entities or any of their subsidiaries under the provisions of the Code and ERISA.

(d) Neither Seller, nor any ERISA Affiliate of Seller (i) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (ii) withdrawn from any Benefit Plan that is subject to Title IV of ERISA, including any Benefit Plan to which the Seller or an ERISA Affiliate of Seller contributed to or was required to contribute to in the past three (3) years.

(e) None of the Benefit Plans listed on Schedule 3.12 that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980(B)(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any benefit plan, (ii) otherwise entitle any employee to severance pay or any other payment from Seller or the Seller Entities, or (iii) require the Buyer to offer COBRA rights or continuation coverage to any current or former employee of Seller or the Seller Entities solely as a result of the contemplated transactions.

(f) Buyer will not incur any liability under any of the Benefit Plans, except as set forth in Section 1.3(c).

3.13 Litigation or Proceedings. Seller has delivered to Buyer an accurate list (referencing this Section 3.13) of all currently pending litigation or legal proceedings with respect to the Facilities and the Assets. Except as described by Seller to Buyer (referencing this Section 3.13), there are no claims, actions, suits, proceedings, or investigations pending, or to the knowledge of Seller, threatened, against the Seller Entities, the Facilities or the Assets (or against Seller or any of its other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other Government Entity, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller Entities or their Affiliates affecting the Assets or the Assumed Liabilities under any federal, state or local Law.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, to the knowledge of Seller, (i) neither the Owned Real Property nor the Hospital Leased Real Property is subject to any material environmental hazards, risks, or liabilities, (ii) the Seller Entities are not in violation in any material respect of any federal, state or local statutes, regulations, Laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (the “RCRA”), the Solid Waste Disposal Act, as amended (“SWDA”), the Superfund Amendments and Reauthorization Act, as amended (“SARA”), the federal Water Pollution Control Act, as amended, the federal Safe Drinking Water Act, as amended, the federal Clean Air Act, as amended, the Occupational Health & Safety Act, as amended, the Toxic Substances & Control Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and the Radon and Indoor Air Quality Research Act, as amended, and the regulations, orders and directives promulgated or issued thereunder, (iii) the Seller Entities possess and are in compliance in all material respects with all permits, licenses, registrations and notices required to be obtained, published or filed under Environmental Laws for their use and occupation of the Owned Real Property and the Hospital Leased Real Property, and (iv) neither Seller nor any Seller Entity has received any written notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate any property, including, but not limited to, the Owned Real Property or the Hospital Leased Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, radioactive materials, asbestos, per- and polyfluoroalkyl substances, and any substances, materials, constituents, wastes, or other compounds or elements which are included under or regulated by any Environmental Law) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property or the Hospital Leased Real Property (including groundwater) by the Seller Entities, or to Seller’s knowledge, any third party, in violation of or which could give rise to liability under any applicable Environmental Law. Neither the Seller Entities, nor to Seller’s knowledge, any prior owners, operators or occupants of the Owned Real Property or the Hospital Leased Real Property, have allowed any Hazardous Substances to be discharged, disposed, possessed, managed, processed, released, or otherwise handled on the Owned Real Property or the Hospital Leased Real Property in a manner which is in violation of or which could give rise to liability under any Environmental Law, and the Seller

Entities have complied in all material respects with all Environmental Laws applicable to any part of the Owned Real Property or the Hospital Leased Real Property. Notwithstanding anything contained herein to the contrary, this Section 3.14 contains the exclusive representations and warranties of Seller and the Seller Entities with respect to environmental matters.

3.15 Taxes.

(a) Except as set forth on Schedule 3.15, each Seller Entity has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate tax authorities. Except as set forth on Schedule 3.15, no Seller Entity is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth on Schedule 3.15, no deficiencies for any of such Taxes have been asserted or to the knowledge of Seller or any Seller Entity, as applicable, threatened, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or under way or to the knowledge of the Seller, threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by any Seller Entity for the extension of time for the assessment of any Taxes. There are no tax liens on any of the Assets and no basis exists for the imposition of any such liens. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of any Seller Entity either (a) claimed or raised by a tax authority in writing or (b) as to which any of the directors and officers of Seller or any Seller Entity, as applicable, has knowledge.

(b) Each Seller Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or other third party, or has otherwise made adequate reserves for the payment of Taxes not yet due.

(c) Except set forth on Schedule 3.15, no Seller Entity has a sales/use or income tax nexus in any state or local tax jurisdiction where it does not currently pay taxes.

(d) None of the Seller Entities have claimed the Employee Retention Credit under the CARES Act.

(e) None of the Seller Entities is directly or indirectly responsible for the Taxes of any other person imposed on such Seller Entity as a transferee or successor, by Law, contract or otherwise.

(f) As used herein, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the Assets, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16 Employee Relations.

(a) Except as set forth on Schedule 3.16, all employees of the Facilities are employees of the Seller Entities. To Seller’s knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities. Except as set forth on Schedule 3.16, no union representation question exists respecting any employees of the Seller Entities. No collective bargaining agreement exists or is currently being negotiated by the Seller Entities, no written demand has been received for recognition by a labor organization by or with respect to any employees of the Seller Entities, no union organizing activities by or with respect to any employees of the Seller Entities are, to the knowledge of Seller, taking place, and none of the employees of the Seller Entities is represented by any labor union or organization. There is no written unfair practice claim against the Seller Entities before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Facilities, and none has occurred within the last three (3) years.

(b) Except as set forth in Schedule 3.16, the Seller Entities have complied in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar taxes, occupational safety and health, and plant closing. No Seller Entity is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.16, there are no pending or, to the knowledge of Seller, threatened claims before the Equal Employment Opportunity Commission (or any comparable state civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), wage and hour claims, or the like.

(c) Schedule 3.16 states or will state the number of employees terminated by each Seller Entity within ninety (90) days prior to the Closing Date, laid off by each Seller Entity within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller Entity in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. In relation to the foregoing, except as set forth in Schedule 3.16, no Seller Entity has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements.

3.17 The Contracts. Seller has made available to Buyer true, correct and complete copies of the Contracts (other than the Immaterial Contracts), and has given, and will give, the agents, employees and representatives of Buyer access to the originals of the Contracts to the extent originals are available. “Immaterial Contracts” are commitments, contracts, leases and agreements which individually involve future payments, performance of services or delivery of goods or materials, to or by any Seller Entity of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, and that are not with physicians or other referral sources. Seller represents and warrants with respect to the Contracts that:

(a) The Contracts constitute legal, valid and binding obligations of the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto, and are enforceable against the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto in accordance with their terms;

(b) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) Assuming the receipt of any consents required in connection with the assignment of the Contracts, all obligations required to be performed by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto prior to the date hereof under the terms of the Contracts have been performed, and no acts or omissions by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by the Seller Entities and, to the knowledge of Seller, the other parties with respect thereto under the Contracts; and

(d) Except as expressly set forth on Schedule 1.1(g), none of the Contracts requires consent to the assignment and assumption of such Contracts by the Buyer Entities, and Seller will use commercially reasonable efforts to obtain any required consents prior to the Closing.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. The inventory levels are based on past practices of the Seller Entities at the Facilities and, as of the Effective Time, each inventory item will not have reached its expiration date as established by the manufacturer or vendor from whom the Seller Entity acquired the item.

3.19 Insurance. Seller has disclosed to Buyer an accurate list (referencing this Section 3.19) of the current insurance policies covering the ownership and operations of the Facilities and the Assets, which list reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. The Seller Entities have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. The Seller Entities have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller’s knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20 Third Party Payor Cost Reports. Each Seller Entity has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor the Seller Entities have received reimbursement in any amount in excess of the amounts provided by Law or any applicable agreement. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled. Seller has provided to Buyer a brief description (referencing this Section 3.20) of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. The Seller Entities have established adequate reserves to cover any potential reimbursement liabilities that the Seller Entities may have under such cost reports and such reserves are set forth in the Seller Entities’ Financial Statements.

3.21 Medical Staff Matters. Seller has provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of and those holding clinical positions at each Hospital, as well as a list of all current members of the medical staff of each Hospital. Except as disclosed by Seller to Buyer (referencing this Section 3.21), (i) there are no adverse actions with respect to any medical staff members, any individual holding clinical privileges, or any applicant thereto for which a medical staff member, any individuals holding clinical privileges, or applicant has requested a medical staff due process right which has not been scheduled or has been scheduled but has not been completed; (ii) there are no pending or, to the knowledge of Seller, threatened disputes with applicants, staff members, or health professional affiliates; and (iii) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired, and there are no pending reviews or investigations of any medical staff member or any individual holding clinical staff privileges that would be reasonably likely to result in an adverse action that would give rise to a medical staff due process right.

3.22 Condition of Assets. Other than with respect to the representations and warranties herein provided, the Seller Entities shall transfer the Assets to the Buyer Entities and the Buyer Entities shall accept the Assets from the Seller Entities AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER AND THE SELLER ENTITIES HEREBY DISCLAIM. Except as set forth in Schedule 3.22, neither Seller nor any of the Seller Entities has received during the past three (3) years written notice indicating or asserting that the Facilities are not in compliance with the Americans with Disabilities Act. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23 Experimental Procedures. The Seller Entities have not performed or permitted the performance of any experimental or research procedures or studies involving patients of any Hospital not authorized and conducted in accordance with the procedures of the Institutional Review Board of the relevant Hospital.

3.24 Intellectual Property. Schedule 3.24 lists and briefly describes all trademarks, service marks, trade names, domain names, copyrights and applications therefor (whether registered or common law) currently owned by Seller and the Seller Entities and used in connection with the Facilities that will be transferred to the Buyer Entities (collectively, the “Intellectual Property”). Except as set forth on Schedule 3.24, neither Seller nor the Seller Entities have received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Seller or the Seller Entities of the Intellectual Property. Neither Seller nor the Seller Entities have licensed anyone to use the Intellectual Property and to Seller’s knowledge there is no use or infringement of the Intellectual Property by any other person. To the knowledge of Seller, Seller and/or the Seller Entities own (or possess enforceable licenses or other rights to use) all the Intellectual Property.

3.25 Compliance Program. The Seller Entities maintain and adhere to, in all material respects, a written compliance program designed to promote compliance with all healthcare Laws and ethical standards applicable to the Facilities that includes the elements of an effective compliance program set forth in the OIG’s compliance program guidance for hospitals, including the related provisions of the Federal Sentencing Guidelines relating to corporate compliance programs. Seller has delivered to Buyer a description (Schedule 3.25) of each audit and investigation conducted by Seller pursuant to its compliance program during the last three (3) years relating to material healthcare regulatory issues involving the Seller Entities. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller and the Seller Entities the following:

4.1 Existence and Capacity. Buyer is a nonprofit corporation, duly organized and validly existing in good standing under the Laws of the State of Missouri. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. Each Buyer Entity is a limited liability company or corporation duly organized and validly existing in good standing under the Laws of the state of Arkansas. Each Buyer Entity has the requisite power and authority to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation by Buyer and each Buyer Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate Law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any Government Entity bearing on the validity of this Agreement which is required by Law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, Law, rule, or regulation of any Government Entity to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or Government Entity to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which Buyer or any of the Buyer Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and/or such Buyer Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyer to pay the Purchase Price.

5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Information. Seller shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyer reasonable access to the medical staff and personnel of the Facilities to confirm and establish relationships, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller which pertains to the Facilities or their operations as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyer agrees that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyer without Buyer first providing reasonable notice to Seller, which may be by email, and coordinating such inspection or contact with Seller. Notwithstanding anything contained herein to the contrary, Buyer may not conduct any invasive environmental, health or safety or property condition investigations of the Real Property, including, without limitation, any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under the Real Property, without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, and the execution of a mutually acceptable right of entry agreement by the appropriate Buyer Entities. Buyer shall repair all damage to the Real Property resulting from Buyer’s exercise of its rights under this Section or caused by Buyer (or any of its agents, employees, contractors or representatives) prior to the Closing. In addition, Buyer shall indemnify, defend and hold harmless

Seller and its Affiliates from and against all claims, demands, actions, lawsuits, liabilities, damages, costs and expenses (including, but not limited to, court costs, litigation expenses and reasonable attorneys’ fees) to the extent such claims arise out of Buyer’s entry onto and use of the Real Property, including, without limitation and from and against all mechanics’, materialmen’s or other liens, personal injury or death, resulting from the conduct of Buyer upon the Real Property, except to the extent the same are directly due to the gross negligence or willful misconduct of Seller or the Seller Entities. Notwithstanding the foregoing, Buyer shall have no obligation or liability to Seller under this Section for any claims arising out of or related to (i) the mere discovery by Buyer or any Buyer Entities of any adverse condition or defect on, under or affecting the Property; or (ii) the mere discovery by Buyer of any hazardous or toxic materials, substances or wastes, or other materials injurious to human health or the environment within, on, under or adjacent to the Real Property that were not released or deposited by Buyer or any Buyer Entities, except with respect to (i) and (ii) above to the extent such conditions are exacerbated by Buyer, and in such event, such indemnity shall apply to the extent conditions are exacerbated. Buyer’s obligations under this Section 5.1 shall survive the termination of this Agreement or the Closing, as applicable.

5.2 Operations. Seller will not, and will cause the Seller Entities not to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller shall cause the Seller Entities to:

(a) carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities;

(b) use commercially reasonable efforts to maintain the Facilities and all material parts thereof in good operating condition, ordinary wear and tear excepted, in substantially the same manner as presently conducted and in the ordinary course of business and make repairs and acquire replacements in the ordinary course of business;

(c) use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Facilities or the Assets including, but not limited to, paying all payables in accordance with their contractual terms;

(d) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities;

(e) maintain, and timely renew, all material permits, licenses, and registrations pertaining to the Facilities and the Assets; and

(f) use commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees at the Facilities and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities.

5.3 Negative Covenants. Seller shall cause the Seller Entities not to, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyer:

(a) amend, modify, terminate or cancel any of the Contracts, or enter into any material new contract or commitment, except as provided herein or in the ordinary course of business consistent with past practice and the terms of all such contracts and commitments shall be commercially reasonable and at fair market value;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business or in accordance with existing personnel policies;

(c) acquire (whether by purchase or lease) or sell, assign, lease, sublease, or otherwise transfer or dispose of any property, plant, equipment or other Assets except in the normal course of business with comparable replacement thereof when appropriate;

(d) materially alter any Owned Real Property, including the buildings, fixtures and other improvements located thereon, other than budgeted capital expenditures or routine replacement, maintenance or repairs;

(e) purchase capital assets or incur costs in respect of construction-in-progress in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or

(f) take any material action outside the ordinary course of business of the Facilities, except as may be required in order to consummate the transactions contemplated by this Agreement.

Seller shall add any new contracts or commitments to the Project Razorback 2.0 virtual data room on a monthly basis between the execution date and the Closing Date; provided, however, that if any contract or commitment involves payments of greater than One Million Dollars ($1,000,000), it shall be added to the virtual data room within ten (10) business days after execution.

5.4 Governmental Approvals. Seller and the Seller Entities shall (i) use reasonable efforts to obtain from all applicable Government Entities all approvals (or exemptions therefrom) necessary or required to allow Seller and the Seller Entities to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyer and their representatives and counsel in obtaining all Government Entity consents, approvals, and licenses which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

5.5 Antitrust Matters. Seller shall (a) produce at the earliest practicable date all documents that may be requested of Seller or its Affiliates by the Federal Trade Commission (“FTC”), the United States Department of Justice (“Justice Department”) or any other Government Entity, in connection with the transactions contemplated by this Agreement, under the Sherman Act, the Clayton Act, the Hart-Scott Rodino Antitrust Improvements Act of 1976, or the Federal Trade Commission Act, each as amended, or any other federal, state or other statutes, Laws, rules, regulations, orders, decrees, administrative or judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or substantial lessening of competition (collectively, the “Antitrust Laws”), (b) cooperate with Buyer in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (c) promptly inform Buyer of any material communication made to or received by Seller from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (d) use commercially reasonable efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (e) promptly furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement. Without limiting the foregoing, Seller shall have no obligation to participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller Entity for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of the Seller Entity, and shall fairly present in all material respects the financial position and results of operations of the Seller Entity as of the date and for the period indicated.

5.7 Contract Consents. Seller shall (i) send any notices to third parties under each of the Contracts which, by the terms of said Contract, require such notice related to the transactions as set forth in this Agreement and (ii) use commercially reasonable efforts to obtain, prior to the Closing Date, consents from third parties under each Contract which, by the terms of such Contract, requires such consent to convey and assign such Contract to a Buyer Entity. At Buyer’s request, Seller shall reasonably cooperate with Buyer with respect to any additional actions necessary to facilitate obtaining the relevant consent or notice for any Contract.

5.8 No-Shop Clause. Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not, and will cause the Seller Entities to not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (ii) solicit offers to buy all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquiries, proposals or offers relating to any disposition of all or any material portion of the Assets or a merger or consolidation of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets.

5.9 Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before May 29, 2026.

5.10 Employee List. Within three (3) business days following the execution of this Agreement, Seller shall provide to Buyer such information as is reasonably necessary for Buyer to commence transition planning to onboard employees as of the Closing Date as mutually determined by the parties in consultation with antitrust counsel for both parties to ensure that access to any competitively sensitive information is shared in a manner that is consistent with “clean team” protocols or other appropriate protections. No later than twenty (20) days prior to Closing (“Initial Employee Census Date”), Seller shall provide to Buyer, its counsel, and to one or more identified individuals for the sole purpose of preparing for the transition of payroll (and to no other persons or for any other purposes), a true, complete and correct list (the “Employee List”) of all persons who are employees, independent contractors or consultants of the Seller Entities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (v) the number of such employee’s accrued but unused vacation, sick, holiday or other earned-time off or paid-time off hours (collectively, “ETO/PTO”); and (vi) such employee’s current department or assignment. Seller shall provide an updated Employee List at least five (5) days prior to Closing and the Employee List shall be complete and accurate in all material respects as of the Closing.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer and the Buyer Entities shall (i) use reasonable efforts to obtain all applicable Government Entities all approvals (or exemptions therefrom) necessary or required to allow Buyer and the Buyer Entities to perform their obligations under this Agreement; and (ii) assist and cooperate with Seller and its representatives and counsel in obtaining all Government Entity consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

6.2 Antitrust Matters. Buyer shall (a) produce at the earliest practicable date all documents that may be requested of Buyer or its Affiliates by the FTC, the Justice Department, or any other Government Entity under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement, (b) cooperate with Seller in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (c) promptly inform Seller of any material communication made to or received by Buyer or any of its Affiliates from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (d) use commercially reasonable efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (e) promptly furnish to Seller such information concerning Buyer or its Affiliates as Seller needs to perform its obligations under Section 5.5 of this Agreement. Without limiting the foregoing, Buyer shall have no obligation to participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party.

6.3 Title Commitments and Surveys.

(a) Title Commitments. Within thirty (30) days after the date hereof, Buyer, at its expense, shall obtain current title commitments with respect to the Owned Real Property and the Hospital Leased Real Property (the “Title Commitments”), issued by First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of owner’s policies of title insurance for the Owned Real Property and leasehold policies of title insurance for the Hospital Leased Real Property (the “Title Policies”). Buyer shall promptly upon its receipt provide a copy of the Title Commitments and exception documents to Seller.

(b) Surveys. Within thirty (30) days after the date hereof, Buyer, at its expense, shall obtain current as-built surveys of the Owned Real Property and the Hospital Leased Real Property, prepared by a professional land surveyor selected by Buyer, certified to the appropriate Seller Entities, the appropriate Buyer Entities and the Title Company and made in conformance with 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys (the “Surveys”). Buyer shall promptly upon its receipt furnish a copy of the Surveys to Seller.

(c) Title Defects and Cure. The Title Commitments and the Surveys (to the extent obtained by Buyer pursuant to Section 6.3(a) and Section 6.3(b) above) are collectively referred to as “Title Evidence.” Buyer shall notify Seller within ten (10) days after its receipt of the last of the Title Evidence of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, “Objections”). Seller, at its sole cost and expense, shall cure the Objections on or before the Closing or Seller may elect to not cure the Objections and shall give written notice to Buyer within ten (10) days of its receipt of Buyer’s Objections of its decision, whereupon Buyer may waive such Objections and close or may terminate this Agreement, which election by Buyer shall be made by written notice to Seller within ten (10) days of Buyer’s receipt of Seller’s written notice. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the Objections, whereupon Buyer may waive such Objections and close or may terminate this Agreement, which election by Buyer shall be made by written notice to Seller within twenty (20) days following Seller’s receipt of Buyer’s written notice of the Objections. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyer does not object or which are waived by Buyer as herein provided shall be deemed to be Permitted Encumbrances. If this Agreement is not terminated, then in the event the Title Evidence discloses further defects, liens, encumbrances, adverse claims, restrictions, rights-of-way, easements or other matters relating to Seller’s title to the Owned Real Property or the Hospital Leased Real Property (and which are not caused by Buyer’s activities on the Owned Real Property or the

Hospital Leased Real Property) which (i) do not constitute Permitted Encumbrances, and (ii) were created or first appeared in the public records after the respective effective date of the Title Commitments, Buyer shall have the right to review and object to the same within five (5) business days of receipt of notice thereof, in the same manner provided for in this Section. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Seller shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering the Seller Entities’ fee interest in the Owned Real Property or leasehold interest in the Hospital Leased Real Property, and arising by, through or under the Seller Entities, or any of their Affiliates, to be released (other than liens for taxes and assessments not yet due and payable and any mechanic’s or materialmen’s liens relating to the Assumed Liabilities).

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitments, the Title Policies and the Surveys.

6.4 Representations and Warranties Insurance. To the extent Buyer obtains, at its sole cost and expense, a buyer-side representations and warranties insurance policy in connection with this Agreement and the transactions contemplated hereby (an “R&W Policy”), Buyer shall cause the R&W Policy at all times to provide that (a) the insurer thereunder may not subrogate or otherwise make or bring any claim against Seller or any Affiliate based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the event of fraud by the person against whom such claim is brought, and (b) each of Seller and its Affiliates shall be an express third-party beneficiary of the provisions of the R&W Policy referenced in clause (a) of this Section 6.4.

6.5 Efforts to Close. Buyer shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before May 29, 2026.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer and the Buyer Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, in the aggregate, have a Material Adverse Effect. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyer when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policies (or marked Title Commitments containing no additional exceptions to title to the Owned Real Property or Hospital Leased Real Property) to the appropriate Buyer Entities. The Title Policies shall be issued, at Buyer’s expense, on an ALTA Form 2021 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and the Hospital Leased Real Property, and shall insure to the Buyer Entities fee title to the Owned Real Property and leasehold title to the Hospital Leased Real Property, subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the State of Arkansas, (i) with the standard exception as to taxes and assessments limited to taxes and assessments not yet due and payable, (ii) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to discrepancies, conflicts in boundary lines, shortages in area, encroachments, or other facts which a correct survey would disclose deleted and/or modified to except only matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such liens or rights relating to Assumed Liabilities), and (iv) with the standard exception for unrecorded leases limited to rights of tenants under recorded or unrecorded leases included in the Contracts.

7.4 Actions/Proceedings. No action or proceeding before a court or any other Government Entity or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Government Entity or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a Material Adverse Effect.

7.6 Insolvency. Neither Seller nor any Seller Entity shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law or statute of the United States or any state, nor shall any such petition have been filed against Seller or any Seller Entity.

7.7 Material Consents. Seller shall have received all consents of third parties that are material to the consummation of the transactions contemplated in this Agreement (collectively, the “Material Consents”) as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall cooperate in the assumption of the Contracts.

7.8 Vesting/Recordation. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.9 Information Services Agreement. The Information Services Agreement (including the related Business Associate Agreement) contemplated by Section 2.2(j) shall be in form and substance reasonably satisfactory to Buyer.

7.10 Closing Deliveries. Seller shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Seller to Buyer pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller and the Seller Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Seller when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3 Actions/Proceedings. No action or proceeding before a court or any other Government Entity or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Government Entity or body shall have taken any other action or made any request of any party hereto as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Neither Buyer nor any Buyer Entity shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law or statute of the United States or any state, nor shall any such petition have been filed against Buyer or any Buyer Entity.

8.5 Closing Deliveries. Buyer shall have delivered to Seller, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 2.3.

9. SELLER’S COVENANT NOT TO COMPETE. Seller hereby covenants that at all times from the Closing Date until the third (3rd) anniversary of the Closing Date, Seller and its Affiliates shall not, directly or indirectly, own or operate an acute care hospital or ambulatory or other type of surgery center or any other business or facility that competes with the Facilities within a forty (40) mile radius of any of the Hospitals without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion). In the event of a breach of this Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys’ fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days of the Closing, Seller shall provide Buyer with a preliminary allocation of the Purchase Price for Buyer’s review and approval. If Seller and Buyer cannot agree, initially, on an allocation, then the matter shall be submitted to the Accounting Firm for final resolution of all allocation matters. The parties agree that any tax returns or other tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual, written consent of Seller and Buyer; (ii) by Buyer by written notice to Seller if any event occurs or condition exists which causes Seller to be unable to satisfy one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7; (iii) by Seller by written notice to Buyer if any event occurs or condition exists which causes Buyer to be unable to satisfy one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8; (iv) by Seller or Buyer if the Closing shall not have taken place on or before 5:00 p.m. central time on August 1, 2026 (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (v) by either Seller or Buyer pursuant to Section 12.1 hereof; or (vi) by Buyer pursuant to Section 6.3 or Section 12.25 hereof.

10.3 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with Government Entity requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will, unless prohibited by Law or regulation, make reasonably available to the other’s agents, independent auditors, counsel, and/or Government Entity upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with Government Entity requirements and regulations, and the prosecution or defense of claims. Seller and Buyer shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyer shall cause the Buyer Entities to, in the ordinary course of business and as required by Law, keep and preserve in their original form all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to the Buyer Entities at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Facilities the Buyer Entities will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to cause the Buyer Entities to abide by any such rules and regulations relating to the confidential information the Buyer Entities acquire. Buyer agrees to cause the Buyer Entities to maintain the patient and personnel records delivered to the Buyer Entities at the Closing at the Facilities after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller and upon the applicable Buyer Entity’s receipt of any legally required consents and authorizations, such Buyer Entity will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the patient records transferred to the Buyer Entities at the Closing (including, without limitation, access to patient records in respect of patients treated by the Seller Entities at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, the Buyer Entities shall also make their officers and employees available to Seller at reasonable times and places after the Closing. Seller shall not request access to any information which Seller is not entitled to receive from Buyer in accordance with applicable Law, and any access to the Facilities, their records or the applicable Buyer Entity’s personnel granted to Seller in this Agreement shall be upon the condition that any such access be consistent with applicable Law and not materially interfere with the business operations of any Buyer Entity and is permitted in accordance with applicable Law.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to the Buyer Entities at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. Seller, at its expense, shall prepare and timely file all terminating and other cost reports required or permitted by Law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). In addition, Buyer shall assist Seller in providing certain information needed by Seller when preparing the terminating cost report, including but not limited to completion of Seller’s standard hospital data collection template, invoice and general ledger analysis, and other documentation historically prepared by the Hospitals for cost reporting purposes. If requested by the Seller Entities, the applicable Buyer Entity shall include the applicable Seller Entity’s Medicare bad debts that are returned from collection agencies subsequent to the Closing Date on the applicable Buyer Entity’s cost report for the respective period to which the Medicare bad debt relates. The Seller Entity shall provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on the Buyer Entity’s Medicare cost report. The applicable Buyer Entity shall forward to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by such Buyer Entity. The applicable Buyer Entity shall remit any receipts of funds relating to the Seller Cost Reports promptly after receipt by such Buyer Entity and shall forward to Seller any demand for payments within three (3) business days after receipt by such Buyer Entity. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Seller will furnish copies of such cost reports to any Buyer Entity upon request.

10.9 Misdirected Payments, Etc. Seller and Buyer covenant and agree to remit, with reasonable promptness (within ten (10) business days after receipt) to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. Without limiting the generality of the foregoing, in the event of a determination by any Government Entity or third-party payor that payments to the Seller or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to the Seller or the Facilities must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyer or any Buyer Entity suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer or any Buyer Entity, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall within ten (10) business days after notice from Buyer or any Buyer Entity pay to Buyer or such Buyer Entity the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Effective Time, Seller shall cause the Seller Entities to terminate all of the employees at the Facilities, and Buyer shall cause the Buyer Entities to offer or cause to be offered employment (subject to standard drug and related employment screening and background checks) to all active employees (including any employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to 90 days) who are in good standing as of the Effective Time in positions and at salary or base wage levels generally consistent with those provided by the Seller Entities as of the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of the Buyer Entities with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. All such employees who accept such offers and commence employment with a Buyer Entity (together, the “Buyer Employees”) shall be credited with employment service with the Seller Entities for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyer’s or the Buyer Entities’ employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician employee of any Seller Entity who has entered into an employment agreement with any Seller Entity, and such persons shall not be deemed to be Buyer Employees.

(b) Buyer shall cause the Buyer Entities to offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any Buyer Employee together with the eligible dependents of such Buyer Employee beginning no later than the first day of the month immediately following the Effective Time. Seller shall be responsible for providing COBRA benefits for all former employees other than the Buyer Employees; Buyer shall be responsible for providing COBRA coverage for all Buyer Employees.

(c) Within the period of ninety (90) days prior to the Closing, the Seller Entities shall not violate WARN Act. Within ninety (90) days following the Closing Date, Buyer shall not cause an Employment Loss as defined in the WARN Act to 50 or more employees or violate any state or local requirements similar to the WARN Act. With respect to terminations of employees prior to the Closing, the Seller Entities shall be responsible for any legally required notifications. With respect to terminations of employees following the Closing, the Buyer Entities shall be responsible for any legally required notifications.

10.11 Indigent Care Policies. The Buyer Entities shall adopt and maintain reasonable policies for the treatment of indigent patients of the Hospitals. The Buyer Entities shall cause each Hospital to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. The Buyer Entities shall cause the Hospitals to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in Government Entity policy.

10.12 Use of Controlled Substance Permits. To the extent permitted by applicable Law, each applicable Buyer Entity shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller Entities relating to controlled substances and the operations of pharmacies and laboratories, until such Buyer Entity is able to obtain such licenses and registrations for itself. In furtherance thereof, the Seller Entities shall execute and deliver to the corresponding Buyer Entities at or prior to the Closing limited powers of attorney substantially in the form of Exhibit D hereto. Buyer shall cause the Buyer Entities to apply for all such licenses and permits as soon as reasonably possible before and after the Closing and shall diligently pursue such applications.

10.13 Medical Staff Matters. As a result of the acquisition of the Assets by the Buyer Entities, without the consent of the medical staff of the applicable Hospital, there will be no change or modification to the current staff privileges for physicians on the medical staff of the Hospital;

provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of the Hospital to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws. Each applicable Buyer Entity shall adopt the current medical staff bylaws of the Hospital as the medical staff bylaws of the Hospital following the Closing, except to the extent that any modifications thereof are required to comply with accreditation standards or legal or regulatory requirements, and except to the extent that modifications thereto may be proposed by the medical staff and agreed to by such Buyer Entity (provided that the foregoing shall not prevent Buyer from proposing new medical staff bylaws, rules and regulations for medical staff approval following the Closing).

10.14 Information Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into an Information Technology Transition Services Agreement substantially in the form attached hereto as Exhibit E.

10.15 Transition Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit F.

10.16 Billing and Collection Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Billing and Collection Agreement substantially in the form attached hereto as Exhibit G.

10.17 License Agreement. At the Closing, Seller and Buyer will enter into a License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit H.

10.18 Access to Records Including as to Recovery and Audit Information. If any entity, Government Entity or person makes a claim, inquiry or request to any Buyer Entity or Seller Entity relating to the Seller Entities’ operation of the Hospitals prior to the Effective Time (including but not limited to a notice to any Buyer Entity or Seller Entity from a person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review the Seller Entities’ claims with respect to the operation of the Hospitals prior to the Effective Time, or otherwise seeks information pertaining to the Seller Entities, the Buyer Entities shall: (i) comply with all requests from such entity or person in a timely manner; (ii) comply with all other applicable Laws and regulations; (iii) forward to the Seller Entities all communications and/or documents sent to such person or entity or received from such person or entity within five (5) business days of the Buyer Entities’ delivery or receipt of such communications and/or documents and (iv) provide the Seller Entities and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that the Seller Entities shall be solely responsible for handling any appeals).

10.19 Continuation of Insurance. For a period of at least ten (10) years following the Closing, the Seller Entities shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Facilities for claims related to the period of the Seller Entities’ ownership and operation of the Facilities. The insurance shall have coverage levels equal to the coverage maintained by Seller for other comparable healthcare facilities operated by Seller. If such insurance is canceled or terminated during such ten (10) year period, the Seller Entities shall purchase tail insurance with a successor indemnification endorsement in favor of Buyer, in an amount with coverage equal to at least $1,000,000 per claim or occurrence and $3,000,000 in the annual aggregate.

10.20 Quality Reporting. The Seller Entities shall submit all quality data required under the HQI Program to CMS or its agent, and all quality data required under ORYX to The Joint Commission, for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, the Seller Entities shall prepare and submit the quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively, or, at the sole option of Buyer, the Seller Entities shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Seller or allow Buyer access to such data, to enable the Buyer Entities to submit quality data for the Facilities required under the HQI Program and ORYX for such quarter. If the Closing Date falls between the first and last day of a calendar quarter, the Seller Entities shall cooperate with Buyer to ensure that all quality data required to be submitted for the Facilities under the HQI Program and ORYX for the portion of the quarter during which Seller owned the Facilities can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Facilities, to enable the Buyer Entities and/or the Seller Entities to submit quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively.

10.21 Telephone Access. The parties shall take all steps necessary to transition over to Buyer or an Affiliate all local and long distance telephone services at the Facilities as of the Closing Date.

10.22 Guaranties. To the extent that Seller or any of its Affiliates have guaranteed the obligations of any Seller Entity under any of the Contracts (a “Seller Guaranty”), then at the request of Seller, Buyer shall use commercially reasonable efforts to have Seller or its Affiliates, as applicable, released as guarantor. If required to obtain a release from a Seller Guaranty, Buyer shall execute a guaranty in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyer and the beneficiary of such guaranty. If Buyer is unable to obtain a release for any Seller Guaranty as set forth in this Section 10.22, Buyer (i) shall indemnify and hold harmless Seller and its Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agrees not to amend, modify, supplement, extend or renew (or allow the applicable Buyer Entity to amend, modify, supplement, extend or renew) the underlying Contract in any manner that would reasonably be expected to materially increase the obligations of Seller or its Affiliates, as applicable, under the Seller Guaranty, without the prior written consent of Seller.

10.23 Use of Excluded Marks. As of the Closing Date, Buyer shall take all action necessary to change the names of the Facilities and the Assets so as not to include the Excluded Marks; provided, however, Seller or its assigns, from and after the Closing, shall grant a nonexclusive license to Buyer and the Buyer Entities to use (a) durable personal property items, within the Facilities, containing the Excluded Marks (such as bed sheets, laundry and cafeteria trays) through the useful life of such durable personal property, (b) any internal and external signage (including but not limited to wayfinding and maps) containing the Excluded Marks for a period of one hundred eighty (180) days after the Closing (provided that Buyer and the Buyer Entities shall use reasonable efforts to remove or replace all such signage as soon as practicable following the Closing), (c) forms, stationary, wristbands, labels, reports, and similar items for a period of one hundred eighty (180) days after the Closing, and (d) any existing advertisements and listings in telephone directories for a period of not to exceed the date the next such directory is published. This nonexclusive license shall not apply to, and Buyer and the Buyer Entities after the Closing shall not use, any office supplies containing the Excluded Marks (such as letterhead, purchase order forms, bills and admitting forms). Buyer and the Buyer Entities shall not use the Excluded Marks in connection with any personal property acquired by Buyer or the Buyer Entities after the Closing.

10.24 Outreach Laboratory Services. Seller entered into certain agreements with Laboratory Corporation of America Holdings (“Labcorp”), pursuant to which Labcorp acquired certain assets and assumed certain leases of the ambulatory outreach laboratory services business of the Hospitals. Buyer has agreed to assume, be subject to and comply with the existing outreach clinical laboratory services arrangements between the Hospitals and Labcorp and the Non-Competition Agreement between Labcorp and Seller dated July 22, 2025.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (collectively, “Losses”) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyer or any Buyer Entity under this Agreement, (ii) any breach by Buyer or any Buyer Entity of, or any failure by Buyer or any Buyer Entity to perform, any covenant or agreement of, or required to be performed by, Buyer or any Buyer Entity under this Agreement, (iii) any of the Assumed Liabilities, and (iv) any claim made by a third party with respect to the operation of the Facilities or acts or omissions of the Buyer Entities following the Effective Time.

11.2 Indemnification by Seller. Subject to the limitations set forth in Section 11.3 hereof, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers, directors, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Seller or any Seller Entity under this Agreement, (ii) any breach by Seller or any Seller Entity of, or any failure by Seller or any Seller Entity to perform, any covenant or agreement of, or required to be performed by, Seller or any Seller Entity under this Agreement, (iii) any of the Excluded Liabilities, and (iv) any claim made by a third party with respect to the operation of the Facilities or acts or omissions of the Seller Entities prior to the Effective Time.

11.3 Limitations. Buyer and Seller shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed One Million Dollars ($1,000,000) (the “Basket Amount”), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Seller for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to 25% of the Purchase Price (the “Non-Fundamental Cap”). Notwithstanding the foregoing provisions of this Section 11.3, neither the Basket Amount nor the Non-Fundamental Cap shall apply to claims arising under Section 11.1(i) or Section 11.2(i) and as a result of or with respect to (i) breach of the Fundamental Representations, or (ii) intentional misrepresentation or fraud by the indemnifying party, provided, however, that indemnification for breaches of the Fundamental Representations shall not exceed the Purchase Price. In respect of any claims pursuant to Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), the first source of recovery shall be to pursue any damages under the R&W Policy, and no Buyer Indemnified Party shall be entitled to seek damages against Seller pursuant to Section 11.2(i) until the Buyer Indemnified Party has sought recovery under the R&W Policy. For the avoidance of doubt, the limitations set forth in this Section 11.3 shall not limit or inhibit in any way any Buyer Indemnified Party’s rights or remedies under the R&W Policy. For the avoidance of doubt, the limitations on liability set forth in this Section 11.3 shall not apply to claims pursuant to Sections 11.1(ii)-(iv) or Sections 11.2(ii)-(iv).

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the

Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties (including the R&W Policy) and other rights at Law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available from such other party alleged to have responsibility. If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined) or any termination of this Agreement. Thereafter, none of Seller, Buyer or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, other than claims for fraud or intentional misconduct or claims for equitable relief or remedies, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller or Buyer shall be the remedies provided by this Section 11.

11.8 Additional Matters. For purposes of determining the amount of Losses resulting from any breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded (but, for the avoidance of doubt, such qualifications shall be given effect for purposes of determining whether a breach of any such representation or warranty has occurred), it being the understanding of the parties that for purposes of determining the amount of Losses, the representations or warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

11.9 Compliance Matters. Following the Effective Time, if any compliance matter is identified by a party, whether through internal audit or otherwise, for which another party hereto may bear responsibility or exposure (a “Compliance Matter”), such party shall provide prompt written notice to such other party. Because any such Compliance Matter may impact Buyer and Seller, the parties acknowledge that both Buyer and Seller shall have a common interest in fully resolving all such Compliance Matters and cooperating in good faith to do so. To the extent necessary to preserve attorney-client privilege and work product doctrine relating to the investigation or resolution of any compliance matter, the parties agree that a common interest privilege shall exist with respect to any communications relating to the investigation and resolution of the Compliance Matter and, to the extent necessary and requested by any party or its counsel, the parties and their respective counsel shall enter into a written agreement to memorialize this common interest privilege existing among them relating to the Compliance Matter. The parties will thereafter cooperate reasonably with each other in any internal investigations or audits and shall make available to the other, as reasonably requested, any and all relevant information and, further, shall provide personnel as may be necessary and appropriate for purposes of analyzing and resolving such Compliance Matter. In order to ensure the accuracy of any report of any compliance issue to a third party, the parties agree that neither shall make any such report or disclosure to, or in respect of, any federally-funded or state-funded health care program, including, without limitation, Medicare, Medicaid, and TRICARE, or private third party payor with respect to any Compliance Matter which might give rise to liability of the other party without at least twenty (20) days’ prior written notice of such report to such other party. All parties agree to cooperate fully and in good faith as necessary in the resolution of all Compliance Matters, and Buyer and Seller shall each bear their own expenses in connection therewith.

12. MISCELLANEOUS.

12.1 Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, the Seller Entities or the Buyer Entities shall update their Schedules with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, subject to the other party’s approval rights described below. If a party, after having a period of ten (10) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a Material Adverse Effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a

“Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation or warranty or affect the party’s right to indemnification under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment).

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Seller and the Seller Entities shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place the Buyer Entities in legal and actual possession of, any and all of the Facilities and the Assets in a manner consistent with this Agreement with each party bearing its own costs and expenses associated therewith.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of Seller and/or its Affiliates so that the applicable Buyer Entity would not in fact receive all such rights, Seller and the Buyer Entities, at no cost to the Buyer Entities, shall cooperate in good faith in any reasonable arrangement designed to provide for the Buyer Entities the benefits under any such claim, right, contract, license, lease, commitment, sales order, or purchase order, including, without limitation, enforcement of any and all rights of Seller and/or its Affiliates against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise which relate to a period after the Closing.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates so long as written notice is provided to the other parties; provided further, however, notwithstanding any such assignment or delegation, the assignor shall remain fully, primarily and completely responsible for all of its obligations and liabilities hereunder.

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (iii) Buyer shall pay for all premiums, fees and costs associated with the Title Commitments, the Title Policies and the Surveys, and any filing fees required to obtain approvals or waivers under the HSR Act, any environmental engineering reports, licensure application fees, recording fees, and mechanical, structural, electrical and roofing engineering costs; and (iv) Seller and Buyer shall each pay one-half of any real estate transfer or excise taxes in connection with the transfer of the Assets.

12.10 Confidentiality.

(a) It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement.

(b) Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and representatives, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 12.10. Accordingly, Seller hereby agrees that Seller will not, and Seller will cause its Affiliates, agents and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Assets, the Facilities or the operations thereof; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 12.10 will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.

(c) Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such Government Entity filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by Law or Government Entity regulations or are otherwise required to be disclosed pursuant to applicable state Law.

12.11 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to Government Entity to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other Laws. Nothing contained in this Agreement will limit Seller or its Affiliates from making any disclosures regarding the transactions contemplated by this Agreement or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission or in connection with any future securities offerings of Seller or its Affiliates.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller: CHS/Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, TN 37067
Attn: Executive Vice President, Operations & Development

With a simultaneous copy to:

CHSPSC, LLC
4000 Meridian Boulevard
Franklin, TN 37067
Attn: General Counsel

Buyer: Freeman Health System
1102 W 32nd Street
Joplin, Missouri 64804
Attn: Chief Legal Officer

With a simultaneous copy to:

Armstrong Teasdale LLC
7700 Forsyth Blvd, Suite 18000
St. Louis, MO 63105
Attn: Steven E. Pozaric

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; the representations and warranties contained in Sections 3.7, 3.8, and 3.14 shall survive for a period of four (4) years following the Closing Date; and all other representations and warranties made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”).

12.18 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.19 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance, would reasonably be expected to have a material adverse effect on the business (but not the prospects), financial condition, or results of operations of the Facilities, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, none of the following occurring after the date hereof shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any Law, reimbursement rates or policies of Government Entities or bodies that are generally applicable to hospitals or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyer being the proposed purchaser of the Assets; (f) the effect of physicians or payors moving proposed medical procedures from the Facilities to facilities not owned by the Seller Entities (including, without limitation, facilities owned or operated by Buyer or its Affiliates); (g) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyer; or (h) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period.

12.20 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE

CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.21 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the day following the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.22 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.23 Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than the Seller Entities and the Buyer Entities, which the parties agree are express third party beneficiaries of the rights of Seller and Buyer, respectively.

12.24 Entire Agreement/Amendment. With the exception of the Confidentiality and Mutual Non-Disclosure Agreement dated as of July 29, 2025, between CHSPSC, LLC and Buyer, this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.25 Risk of Loss. The risk of loss or damage to any of the Assets, the Hospitals and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Closing and Seller shall maintain its insurance policies covering the Assets, the Hospitals and all other property through the Closing.

(a) If, prior to the Closing, all or any part of a Hospital is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than twenty percent (20%) of the Purchase Price, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Buyer or its designated

Affiliate all of the applicable Seller Entity’s right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital or other affected Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Purchase Price. If, prior to the Closing, all or any part of a Hospital is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Buyer may elect to (i) purchase such Hospital, and the Closing shall proceed as scheduled (provided, however, at the Closing, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies) or (ii) terminate the Agreement as to all, but not less than all, of the Hospitals by the delivery of a written notice to Seller (the “Casualty Termination Notice”). If Buyer and Seller are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by a consulting firm mutually selected by Seller and Buyer (the “Independent Consultant”) pursuant to Section 12.25(b).

(b) If pursuant to Section 12.25(a), the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within fifteen (15) calendar days after the occurrence of the damage to the Hospital at issue (the “Submittal Date”), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by Section 12.25(a), along with a detailed description of the basis for such amount and any applicable adjustment. Within twenty (20) calendar days after the Submittal Date (the “Decision Date”), the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the definitive amount of the Aggregate Damage (and any applicable adjustment to the Purchase Price), taking into account any submissions by Seller or Buyer by the Submittal Date. If the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Buyer shall thereafter have the right to terminate this Agreement by delivery of a Casualty Termination Notice to Seller. The decision of the Independent Consultant shall be conclusive and binding as between Buyer and Seller, and the costs of such review shall be borne equally by Seller and Buyer. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 12.25, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement.

12.26 Other Definitions.

“Healthcare Laws” includes Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), the Ethics in Patient Referrals Act of 1989, as amended, 42 U.S.C. §1395nn (the “Stark Law”); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Civil False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 8701-8707; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public

Law 111-5 (collectively, “HIPAA”); Health Care Fraud, 18 U.S.C. § 1347; Criminal False Statements Related to Health Care Matters, 18 U.S.C. § 1035; Criminal False Claims Act, 18 U.S.C. § 286-287; Criminal Wire and Mail Fraud, 18 U.S.C. §§ 1341 and 1343; Criminal False Statement Act, 18 U.S.C. § 1001; Theft or Embezzlement in Connection with Health Care, 18 U.S.C. § 669; Obstruction of Criminal Investigations of Health Care Offenses, 18 U.S.C. § 1518; Criminal Conspiracy, 18 U.S.C. § 371; any Laws applicable to the CARES Act Provider Relief Funds; Laws applicable to the use, handling, control, storage, transportation and maintenance of controlled substances, pharmaceuticals or drugs; all applicable implementing regulations, rules, ordinances, judgments, and orders with respect to the foregoing; any similar or other state and local Laws; and all applicable federal, state and local licensing, certificate of need, regulatory and reimbursement Laws, and all other Laws applicable to healthcare service providers or other Persons providing the items and services similar to those provided by Seller Entities or the Facilities.

“Law” means any law, statute, regulation, ordinance, rule, common law, Order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including local, state, federal and foreign criminal and civil laws and/or related regulations.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust company, land trust, business trust or other entity or organization whether or not a Government Entity

“Personal Information” means, to the extent regulated by applicable Privacy and Security Requirements, any data that that it is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “sensitive personal information,” “special category personal data” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy and Security Requirements” means, to the extent applicable to the Seller Entities, any applicable Laws regulating the processing of Protected Data, including without limitation, HIPAA and its accompanying regulations.

“Protected Data” means Personal Information.

“Security Breach” means any security breach or breach of Protected Data under applicable Privacy and Security Requirements.

“Seller’s knowledge” (or such similar phrase (e.g., “to the knowledge of Seller”) means (i) all matters with respect to which Seller or any Seller Entity has received written notice from a Government Entity or third party or (ii) the actual knowledge of either the Regional Vice President of Operations or the Regional Vice President of Finance of Seller, in each case after reasonable inquiry of such person’s immediate subordinates; or (iii) the actual knowledge of any of the following officers of any Hospital: Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, and/or Chief Nursing Officer and Chief Compliance Officer of Seller, in each case after reasonable inquiry of such person’s immediate subordinates).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ R. Gabriel Ottinger
Name: R. Gabriel Ottinger
Title: Senior Vice President and Treasurer
(“Seller”)

FREEMAN-OAK HILL HEALTH SYSTEM D/B/A FREEMAN HEALTH SYSTEM

By: /s/ Matthew Fry
Name: Matthew Fry
Title: President and CEO
(“Buyer”)

[Signature Page to Asset Purchase Agreement]

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of May 29, 2026, by and between CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), and FREEMAN-OAK HILL HEALTH SYSTEM D/B/A FREEMAN HEALTH SYSTEM, a Missouri nonprofit corporation (“Buyer”).

RECITALS:

A. Seller and Buyer have entered into that certain Asset Purchase Agreement dated as of May 5, 2026 (the “Purchase Agreement”), pursuant to which the Buyer Entities (as defined in the Purchase Agreement) will acquire substantially all of the assets of the Seller Entities (as defined in the Purchase Agreement) which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospitals (as defined in the Purchase Agreement), and certain other related assets, all as more particularly described in the Purchase Agreement. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms under the Purchase Agreement.

B. The parties have agreed to certain amendments to the Purchase Agreement as set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.
Restatement of Exhibit A. Exhibit A to the Purchase Agreement is hereby amended and restated in the form of Exhibit A to this Amendment.
2.
Restatement of Exhibit B. Exhibit B to the Purchase Agreement is hereby amended and restated in the form of Exhibit B to this Amendment.
3.
Net Working Capital, Estimates and Adjustments. The parties have agreed to amend Section 1.6(b) of the Purchase Agreement to provide that Seller shall deliver to Buyer a reasonable estimate of the Net Working Capital as of March 31, 2026, rather than as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available. The estimate of Net Working Capital as of March 31, 2026 shall be used for purposes of calculating the Purchase Price as of the Closing.
4.
Post-Closing Payroll Processing. The following new Section 10.25 is hereby added to the Agreement:

10.25 Post-Closing Payroll Processing. Seller agrees to process and pay a payroll run for the one (1) day and seven (7) hour period beginning May 31, 2026 and ending at 07:00:00 A.M. on June 1, 2026. Buyer shall reimburse Seller for the seven (7) hour portion of the payroll run and any related expenses including taxes and other deductions (the “Buyer Payroll Expense”), since the seven (7) hour

2

portion of the payroll run is after the Effective Time. Seller and Buyer will agree on the amount of the Buyer Payroll Expense by June 10, 2026. Seller will pay out the entire amount of the payroll run on June 18, 2026, however, Buyer must first pay to Seller on June 16, 2026 the Buyer Payroll Expense.

5.
Transfer of PHO Interest. The parties have agreed that QHG of Springdale, Inc. (a Seller Entity) shall transfer its membership interest (the “PHO Interest”) in PremierCare of Northwest Arkansas, LLC, an Arkansas limited liability company (the “PHO”), to an Affiliate of Buyer in connection with the transaction. The parties have agreed to treat the PHO as an “Acquired Company” for purposes of the Agreement and to treat the PHO Interest as an “Asset” for the purposes of the Agreement.
6.
Change of Acquired Company Names. Within one hundred eighty (180) days after the Closing, Buyer shall change the corporate names of the Acquired Companies to drop “Northwest” from the corporate names of such entities.
7.
Contract Assignments. The parties acknowledge that in connection with obtaining consents to the assignment by the Seller Entities to the Buyer Entities of certain Contracts, (i) in some instances, the Buyer Entities have been required to assume all obligations of the Seller Entities under such Contracts, including obligations which arose prior to the Effective Time, and (ii) in some instances, the Seller Entities have been required to retain liability and responsibility for all duties and obligations to be performed and paid under the applicable Contract in the event the Buyer Entities default under or breach the terms of the applicable Contract following assignment. Notwithstanding any such assumption (i) as between the Buyer Entity and the other party to a particular Contract or (ii) as between the Seller Entity and the other party to a particular Contract, as between the Seller Entities and the Buyer Entities, and as provided in the Purchase Agreement, the Seller Entities shall be responsible for all obligations under such Contracts arising prior to the Effective Time, and the Buyer Entities shall be responsible for the Assumed Liabilities under such Contracts arising after the Effective Time.
8.
Chiller Repairs. Seller shall provide Buyer with a $78,614 credit to the Purchase Price to cover the estimated costs to replace certain chilled water coils at Northwest Medical Center – Bentonville. Buyer shall be responsible for completing the necessary repairs after the Effective Time.
9.
Environmental Matters. Seller shall provide Buyer with a $500,000 credit to the Purchase Price in connection with certain environmental matters identified in that certain Phase I Environmental Site Assessment dated April 16, 2026, prepared by Terracon Consultants, Inc., and that certain Limited Site Investigation dated May 27, 2026 (collectively, the “Reports”), prepared by Terracon Consultants, Inc. (“Terracon”). As a material consideration to Seller in agreeing to provide such credit, and notwithstanding anything contained in the Purchase Agreement to the contrary, Buyer hereby releases Seller and its Affiliates from any and all claims, damages, costs, causes of action, attorneys’ fees, liabilities and obligations arising out of or relating to the presence of any Hazardous Materials on or about the specific property locations referenced in the Reports (i.e. B-1 – B-7 in the Limited Site Assessment or otherwise identified in the Reports as a “REC”).

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10.
Effect on Purchase Agreement; General Provisions. Except as set forth in this Amendment, this Amendment does not in any way change, modify or delete the terms and provisions of the Purchase Agreement, and all such terms and provisions shall remain in full force and effect. This Amendment shall be governed by the provisions of the Purchase Agreement; provided, however, to the extent that the terms of this Amendment and the Purchase Agreement conflict, the terms of this Amendment shall control. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Purchase Agreement as amended by this Amendment and shall not be used in construing either document. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents and agreements relating to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the date first above written.

SELLER: CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: _/s/ R. Gabriel Ottinger______________________

R. Gabriel Ottinger

Senior Vice President & Treasurer

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BUYER: FREEMAN-OAK HILL HEALTH SYSTEM D/B/A FREEMAN HEALTH SYSTEM
By: _/s/ Matthew Fry_______________________ Matthew Fry President and CEO

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SELLER ENTITIES

Seller Entity	State of Formation
QHG of Springdale, Inc.	Arkansas
Northwest Arkansas Hospitals, LLC	Delaware
Northwest Arkansas HBP Services, LLC	Delaware
Springdale-Bentonville HBP Services, LLC	Delaware
Northwest Arkansas Employees, LLC	Delaware
Northwest Physicians, LLC	Arkansas
Northwest Benton County Physician Services, LLC	Delaware
Northwest Arkansas Paramed Transfer, LLC	Delaware
Siloam Springs Arkansas Hospital Company, LLC	Delaware
Siloam Springs Clinic Company, LLC	Delaware

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BUYER ENTITIES

Buyer Entity	State of Formation
Freeman Health System NWA, LLC	Arkansas

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